UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14c-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LANDS’ END, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2018

To our Stockholders:

I am pleased to invite you to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Lands’ End, Inc. (the “Company” or “Lands’ End”) on Thursday, May 24, 2018. The meeting will begin at 9:00 a.m. (Central time) in the Gary C. Comer Activity Center, 3 Lands’ End Lane, Dodgeville, Wisconsin 53595.

Whether or not you plan to attend the Annual Meeting in person, please read the Proxy Statement and vote your shares. Instructions for Internet and telephone voting are included in your Notice of Internet Availability of Proxy Materials or proxy card (if you received your materials by mail).

An admission ticket (or other acceptable proof of stock ownership) and a form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Lands’ End common stock as of the close of business on March 26, 2018 will be entitled to attend the Annual Meeting. An admission ticket will serve as verification of your ownership.

•	If your Lands’ End shares are held in a bank or brokerage account, you can attend the annual meeting if you bring your Notice of Internet Availability of Proxy Materials or a recent bank or brokerage statement showing you owned shares of Lands’ End common stock on March 26, 2018. You may also contact your bank or broker to obtain a written legal proxy.

Registration will begin at 8:15 a.m. and seating will begin at 8:30 a.m. Use of cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

Sincerely,

Jerome S. Griffith
Chief Executive Officer and President

LANDS’ END, INC.        1 LANDS’ END LANE        DODGEVILLE, WISCONSIN 53595

Lands’ End, Inc.

1 Lands’ End Lane

Dodgeville, Wisconsin 53595

Notice of 2018 Annual Meeting of Stockholders

Date:	May 24, 2018
Time:	9:00 a.m. Central Time
Place:	Lands’ End, Inc. Gary C. Comer Activity Center 3 Lands’ End Lane Dodgeville, Wisconsin 53595

Please attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Lands’ End, Inc. (the “Company,” “Lands’ End,” “our company,” “we,” “our,” or “us”) to:

1.	Elect to Lands’ End’s Board of Directors the following seven nominees presented by the Board of Directors: Robert Galvin, Jerome S. Griffith, Elizabeth Leykum, Josephine Linden, John T. McClain, Jignesh Patel and Jonah Staw;

2.	Vote on a non-binding advisory resolution to approve the compensation of our named executive officers;

3.	Vote on a non-binding advisory resolution on the frequency of holding future stockholder votes regarding the compensation of our named executive officers;

4.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2018; and

5.	Consider any other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting is March 26, 2018. Only stockholders of record at the close of business on that date can vote at, or will be eligible to attend, the Annual Meeting.

On or about April 6, 2018 we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of March 26, 2018 and posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. For those who previously requested printed proxy materials or electronic materials on an ongoing basis, you will receive those materials as you requested.

It is important that your shares are represented at the Annual Meeting. Stockholders may vote their shares (1) in person at the Annual Meeting, (2) by telephone, (3) through the Internet, or (4) by completing and mailing a proxy card if you receive your proxy materials by mail. Specific instructions for voting by telephone or through the Internet (including voting deadlines) are included in the Notice and in the proxy card. If you attend and vote at the Annual Meeting, your vote at the Annual Meeting will replace any earlier vote.

By Order of the Board of Directors.

Peter L. Gray Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

April 6, 2018

PROXY STATEMENT

The accompanying proxy is being solicited on behalf of the Board of Directors for use at the Annual Meeting of Stockholders to be held on May 24, 2018. On or about April 6, 2018, the Company began mailing to stockholders a Notice of Internet Availability of the Proxy Materials containing instructions on how to access proxy materials via the Internet and how to vote online (www.proxyvote.com). Stockholders who did not receive the Notice will continue to receive a paper or electronic copy of the proxy materials, which the Company also began sending on or about April 6, 2018.

Important Notice Regarding the Availability of Proxy Materials

for the 2018 Annual Meeting of Stockholders

The Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders and the Annual Report on Form 10-K for the fiscal year ended February  2, 2018 are available at www.proxyvote.com.

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QUESTIONS AND ANSWERS

Q.	Why is Lands’ End distributing this Proxy Statement?

A.	Our Board of Directors is soliciting proxies for use at the Lands’ End 2018 Annual Meeting (the “Annual Meeting”) to be held on Thursday, May 24, 2018, at 9:00 a.m. Central Time, in the Gary C. Comer Activity Center, 3 Lands’ End Lane, Dodgeville, Wisconsin 53595. In order to solicit your proxy, we must furnish you with this Proxy Statement, which contains information about the matters to be voted upon at the Annual Meeting.

Q.	What information is contained in these materials?

A.	The information included in this proxy statement relates to the proposals to be considered and voted on at the Annual Meeting, the voting process, the compensation of the directors and our most highly paid executive officers, and other required information. Our Form 10-K for fiscal year 2017 is available to review with this proxy statement. We are mailing the Notice of 2017 Annual Meeting of Stockholders and instructions on how to access the proxy statement (or, for those who request it, a hard copy of this proxy statement and the enclosed form of proxy) to our stockholders on or about April 6, 2018.

Q.	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A.	In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder, we are furnishing proxy materials, including this Proxy Statement and the Annual Report on Form 10-K, by providing access to such documents on the Internet. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials (the “Notice”) has been sent to most of our stockholders instructing them as to how to access and review the proxy materials on the Internet. The Notice also provides instructions as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, please follow the instructions for requesting such materials in the Notice.

Q.	What will stockholders be asked to do at the Annual Meeting?

A.	At the Annual Meeting, our stockholders will be asked to:

•	Elect to Lands’ End’s Board of Directors the following seven nominees presented by the Board of Directors: Robert Galvin, Jerome S. Griffith, Elizabeth Leykum, Josephine Linden, John T. McClain, Jignesh Patel and Jonah Staw;

•	vote on a non-binding advisory resolution to approve the compensation of our named executive officers (as identified under “Executive Compensation”);

•	vote on a non-binding advisory resolution on the frequency of holding future stockholder votes regarding the compensation of our named executive officers;

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2018; and

•	consider any other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Q.	What does it mean to vote by proxy?

A.

It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as follows:

•	FOR the election of seven nominees for director;

•	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in this Proxy Statement;

•	FOR the approval, on a non-binding advisory basis, of holding future advisory votes on the compensation of our named executive officers every year; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2018.

Q.	Who is entitled to vote?

A.	Only holders of our common stock at the close of business on March 26, 2018 (the “Record Date”) are entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. There were 32,131,970 shares of our common stock outstanding on the Record Date.

Q.	How do I cast my vote?

A.	If you hold your shares directly in your own name, you are a “registered stockholder” and can complete and submit a proxy through the Internet, by telephone or by mail (if you received your proxy materials by mail) or vote in person at the Annual Meeting. If your shares are held in the name of a broker or other nominee, you are a “street-name stockholder” and will receive instructions from your broker or other nominee describing how to vote your shares.

Q.	How do I vote by telephone or through the Internet?

A.	If you are a registered stockholder, you may vote by telephone or through the Internet following the instructions in the Notice or in the proxy card. If you are a street-name stockholder, your broker or other nominee will provide information for you to use in directing your broker or nominee how to vote your shares.

Q.	Who will count the vote?

A.	A representative of Broadridge Financial Services, Inc., an independent tabulator, will count the vote and act as the inspector of election.

Q.	Can I change my vote after I have voted?

A.	A subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. If you are a registered stockholder and wish to change your vote by mail, you may do so by requesting, in writing, a proxy card from the Corporate Secretary at Lands’ End, Inc., Law Department, 1 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attention: General Counsel and Corporate Secretary. The last vote timely received prior to the Annual Meeting will be the one counted. If you are a registered stockholder, you may also change your vote by voting in person at the Annual Meeting. Street-name stockholders wishing to change their votes must contact the broker or nominee directly (the holder of record). If you are a street-name stockholder, you are not the record holder of your shares, and while you are welcome to attend the Annual Meeting, you will not be permitted to vote unless you obtain a signed proxy from your bank, broker or other nominee.

Q.	Can I revoke a proxy?

A.	Yes, registered stockholders may revoke a properly executed proxy at any time before it is exercised by submitting a letter addressed to and received by the Corporate Secretary at the address listed in the answer to the previous question, or by voting in person at the meeting. If you are a street-name stockholder, you must contact your broker or other nominee for instructions on how to revoke your voting instructions for your shares.

Q.	What does it mean if I receive more than one Notice, proxy or voting instruction card?

A.	It means your shares are registered differently or are in more than one account. For all Notices you receive, please enter your vote by Internet for each control number you have been assigned. If you received paper copies of proxy materials, please complete, sign and mail all proxy and voting instruction cards you receive. We encourage you to register all your accounts in the same name and address. Registered stockholders may contact our transfer agent, Computershare Trust Company, N.A., at P.O. Box 505000, Louisville, Kentucky 40223 (1-866-627-2096). Street-name stockholders holding shares through a broker or other nominee should contact their broker or nominee and request consolidation of their accounts.

Q.	What is a quorum?

A.	A majority of the outstanding shares entitled to vote, being present or represented by proxy at the Annual Meeting, constitutes a quorum. A quorum is necessary to conduct the Annual Meeting.

Q.	How many votes are needed to approve each of the proposals?

A.	Item 1: The director nominees will be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the Annual Meeting and present in person or represented by proxy. This means that the seven nominees who receive the most affirmative votes will be elected as directors.

Item 2: Approval of the compensation of our named executive officers on a non-binding advisory basis requires the affirmative vote of a majority of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

Item 3: A plurality of the votes cast is required for the non-binding advisory approval of the frequency of stockholder votes on the compensation of our named executive officers. This means that the frequency option that receives the most affirmative votes of all the votes cast is the one that will be deemed approved by the stockholders.

Item 4: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

Q.	What is the effect of an abstention?

A.	The shares of a stockholder who abstains from voting on a matter will be counted for purposes of determining whether a quorum is present at the Annual Meeting so long as the stockholder is present in person or represented by proxy. With regard to the election of directors, votes may be cast in favor or withheld, and votes that are withheld will have no effect. On all other matters, abstentions may be specified. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting has no effect on the outcome of the vote on the frequency of stockholder votes on the compensation of our named executive officers. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the Annual Meeting has the same legal effect as a vote “against” all other proposals.

Q.	How will votes be counted on shares held through brokers?

A.	If you are a street-name stockholder and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers are not entitled to vote on the election of directors, or the advisory proposals to approve the compensation of our named executive officers and the frequency of stockholder votes on the compensation of our named executive officers unless the brokers receive voting instructions from the beneficial owner. The shares of a stockholder whose shares are not voted because of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the Annual Meeting so long as the stockholder is represented by proxy. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered present and entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained. Brokers will be permitted to vote without voting instructions on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, assuming that a quorum is obtained.

Q.	Is cumulative voting permitted for the elections of directors?

A.	No, you may not cumulate your votes for the election of directors.

Q.	Who may attend the Annual Meeting?

A.	Any stockholder as of the Record Date may attend.

If you plan to attend the meeting, you will be required to present an Admission Ticket (or other acceptable proof of stock ownership) and a form of government-issued photo identification (such as a valid driver’s license or passport). We strongly urge you to obtain your Admission Ticket in advance by accessing www.proxyvote.com and following the instructions provided (you will need the 16 digit number included on your proxy card, voting instruction form or Notice).

Alternatively, the following documents will be accepted in lieu of an Admission Ticket for those stockholders as of the Record Date who are unable to obtain an Admission Ticket in advance of the Annual Meeting:

•	If you received a Notice and will not be requesting a printed copy of the proxy materials, you may use your Notice as your Admission Ticket.

•	If your Lands’ End shares are registered in your name and you received your proxy materials by mail, you may use the Admission Ticket attached to your proxy card at the Annual Meeting.

•	If your Lands’ End shares are held in a bank or brokerage account, you can attend the annual meeting if you bring your Notice of Internet Availability of Proxy Materials or a recent bank or brokerage statement showing you owned shares of Lands’ End common stock on March 26, 2018. You may also contact your bank or broker to obtain a written legal proxy.

Q.	Can I access future annual meeting materials through the Internet rather than receiving them by mail?

A.	Yes. Registered stockholders can sign up for electronic delivery at www.proxyvote.com. If you vote through the Internet, you can also sign up for electronic delivery. Just follow the instructions that appear after you finish voting. You will receive an e-mail next year containing links to our Annual Report on Form 10-K and the Proxy Statement for our 2019 annual meeting. Street-name stockholders may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker or other nominee regarding the availability of this service. This procedure reduces the printing costs and fees we incur in connection with the solicitation of proxies.

Q.	What is “householding”?

A.	Lands’ End has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, registered stockholders who have the same address and last name and do not receive proxy materials electronically will receive a single Notice or set of proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in savings to Lands’ End by reducing printing and postage costs.

If you participate in householding and wish to receive a separate Notice or set of proxy materials, or if you wish to receive separate copies of future Notices or sets of proxy materials, please call 1-866-540-7095 or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The Company will deliver the requested documents to you promptly upon your request.

Registered stockholders who share the same address, currently receive multiple copies of proxy materials, and who wish to receive only one copy of these materials per household in the future may contact Broadridge Financial Solutions at the address or telephone number listed above. Street-name stockholders should contact their broker or other nominee to request information about householding.

CORPORATE GOVERNANCE

Corporate Governance Practices

The Lands’ End Board of Directors (the “Board”) is committed to effective corporate governance. The Board has approved and adopted Corporate Governance Guidelines that provide the framework for Lands’ End’s governance. The Nominating and Corporate Governance Committee of the Board reviews and assesses the Corporate Governance Guidelines annually and recommends changes to the Board as appropriate. The Corporate Governance Guidelines, along with the charters of Board committees, our Director Compensation Policy, our Related Party Transactions Policy, our Code of Conduct and our Board of Directors Code of Conduct are available on our website at www.landsend.com, under the heading “Investor Relations” and then “Corporate Governance.”

Among other things, the Corporate Governance Guidelines provide that:

•	Independent directors will meet regularly in executive session in conjunction with regularly scheduled Board meetings.

•	Executive sessions of the independent directors will occur at least twice a year as determined by the independent directors.

•	The Board and each of its committees has the power to engage, at the Company’s expense, independent legal, financial, and other advisors as deemed necessary, without consulting or obtaining the approval of the Company’s officers in advance.

•	The Board will conduct annual self-evaluations to assess whether it and its committees are functioning effectively.

Director Independence

Based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board analyzed the independence of each director. In making its independence determinations, the Board considers transactions, relationships and arrangements between Lands’ End and entities with which directors are associated as executive officers, directors and trustees. When these transactions, relationships and arrangements exist, they are in the ordinary course of business and are of a type customary for a retail company like Lands’ End.

As a result of this review, the Board affirmatively determined that the following directors meet the standards of independence under the applicable Nasdaq Stock Market listing rules, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment:

Robert Galvin

Elizabeth Leykum

Josephine Linden

John T. McClain

Jignesh Patel

Jonah Staw

In addition, Robert A. Bowman, who served as a member of the Board during fiscal 2017, until his resignation on December 22, 2017, was considered to have met the independence standard during his tenure as a member of the Board. In the course of the Board’s independence determination, the Board considered transactions, relationships and arrangements required to be disclosed pursuant to SEC rules. In determining that Mr. McClain met the applicable independence standards, the Board considered his service as a trustee of Seritage Growth Properties, which, as of February 2, 2018, owned or held an indirect ownership interest in a subset of the underlying properties in which the Company subleased space from a subsidiary of Sears Holdings Corporation (“Sears Holdings”) for Lands’ End Shops at Sears. The Board also considered a prior consulting relationship between Sears Holdings and a company of which Mr. Staw was Chief Executive Officer and has determined that Mr. Staw met the standards of independence as of April 4, 2017, the third anniversary of the distribution by Sears Holdings of 100% of the issued and outstanding shares of Lands’ End common stock to Sears Holdings stockholders (the “Separation”).

The Board also has determined that (1) each member of the Audit Committee meets additional, heightened independence criteria applicable to audit committee members under the Nasdaq Stock Market listing rules and SEC Rule 10A-3, and (2) each of Robert Galvin, Josephine Linden, and John T. McClain is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

The Board also has determined that all members of the Compensation Committee meet independence criteria applicable to compensation committee members under the Nasdaq Stock Market listing rules and that all members of the Related Party Relationships Committee meet the independence criteria set forth in the Related Party Relationships Committee’s charter.

ITEM 1. ELECTION OF DIRECTORS

Item 1 is the election of seven nominees to our Board: Robert Galvin, Jerome S. Griffith, Elizabeth Leykum, Josephine Linden, John T. McClain, Jignesh Patel and Jonah Staw. Each of the nominees is a current member of the Board. If elected, each nominee will hold office until the next annual meeting or until his or her successor is elected and qualified, or earlier death, resignation, disqualification or removal. The persons named in the proxy card (the “proxies”) will vote FOR the election of all of the nominees listed below, unless otherwise instructed. You may not vote for a greater number of persons than the number of nominees named in this Proxy Statement. The Board expects all nominees to be available for election. If any nominee should become unavailable to serve as a director for any reason prior to the Annual Meeting, the Board may substitute another person as a nominee. In that case, your shares will be voted for that other person.

THE BOARD RECOMMENDS THAT YOU VOTE

“FOR” ELECTION OF THE SEVEN NOMINEES FOR DIRECTOR

The biographies of each of the nominees below contains information regarding the person’s service as a director, business experience, education, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director for the Company.

Robert Galvin, 58, joined the Board in May 2014. He is the principal of Galvin Consulting, which he founded in January 2014. Mr. Galvin served as the Chief Executive Officer of Elie Tahari, a leading global designer lifestyle brand, from January to November 2013. Prior to that, he served as the President of Camuto Group, a leading global women’s fashion footwear company from April 2007 to January 2012. Mr. Galvin previously served as the Chief Operating Officer of Sport Brands International, a global wholesale and retail athletic branded company from 2003 until April 2007. He previously held leadership roles at Kurt Salmon Associates, York International and Nine West Group Inc. Mr. Galvin has served on the board of Big 5 Sporting Goods Corporation since July 2015, bebe stores, inc. since November 2014, and Cherokee Inc. since June 2012. Mr. Galvin has a B.S. in Accounting from Fairfield University and a M.B.A. from New York University, Stern School of Business. Mr. Galvin brings an extensive knowledge of the apparel industry and management experience, gained through his service as Chief Executive Officer and through numerous senior executive positions at several apparel companies for more than 15 years.

Jerome S. Griffith, 60, joined Lands’ End as Chief Executive Officer and President and as a member of the board of directors in March 2017. He served as the Chief Executive Officer, President and a member of the board of directors of Tumi Holdings, Inc. from April 2009 until its sale in August 2016 to Samsonite International S.A. From 2002 to February 2009, he was employed at Esprit Holdings Limited, a global fashion brand, where he was promoted to Chief Operating Officer and appointed to the board in 2004, then promoted to President of Esprit North and South America in 2006. From 1999 to 2002, he worked as an Executive Vice President at Tommy Hilfiger. From 1998 to 1999, he worked as the President of Retail at the J. Peterman Company, a catalog-based apparel and retail company. From 1989 through 1998, he worked in various positions of increasing responsibility at Gap, Inc. He has served as a member of the board of Vince Holding Corp. since November 2013, Samsonite International S.A. since August 2016, and Parsons School of Design, which is part of the New School, since September 2013. Mr. Griffith served a member of the Supervisory Board of the Tom Tailor Group from May 2015 to March 2017. He holds a B.S. degree in marketing from The Pennsylvania State University. Mr. Griffith brings to the Board experience as a public company director, experience as a senior executive of a major global consumer products company and a proven track record of innovation and driving international growth and expansion.

Elizabeth Leykum, 39, joined the Board in March 2014. She has served as founder of Serenade Capital LLC, an investment firm, since May 2016. From October 2013 to April 2016, she served as a founding principal of HEG Capital LLC, a Connecticut-registered investment advisory firm. Prior to joining HEG Capital,

Ms. Leykum was, from June 2012 to September 2013, a Vice President at Rand Group, an investment management services firm. Until June 2012, she was a Vice President of ESL Investments, Inc., which she joined in July 2004. From 2000 to 2002, Ms. Leykum worked in the Principal Investment Area at Goldman, Sachs & Co. She served as a director of Sears Hometown and Outlet Stores, Inc. from October 2012 to May 2014 and is currently a trustee of The Kinkaid School and the Houston Ballet. She graduated Phi Beta Kappa, magna cum laude from Harvard College and received an M.B.A with distinction from Harvard Business School. Through her work in investment management, she brings to the Board a strong ability to analyze, assess, and oversee corporate and financial performance.

Josephine Linden, 66, joined the Board in March 2014 and has served as Chair of the Board since October 2014. She founded and has been the managing member and principal of Linden Global Strategies LLC, a New York-based SEC registered investment management firm working with sophisticated U.S. and international clients, since September 2011. From September 2010 to July 2011, she held an Adjunct Professor position in the Finance department of Columbia Business School. In November 2008, Mrs. Linden retired from Goldman, Sachs & Co. as a Partner and Managing Director after having been with the firm for more than 25 years, where she held a variety of roles, including Managing Director and Regional Manager of the New York office for Private Wealth Management, head of Global Equities Compliance, and an Advisor to GSJBWere, Australia. She serves as a trustee, and sits on the executive committee, of Collegiate School in New York, New York, and also has served as its Treasurer, and Chair of its Finance, Audit and Nominating Committees. She acts as Financial Advisor to The Prince of Wales Foundation. She served as a director of Bally Technologies, Inc. from April 2011 to November 2014 and has served as a director of Sears Hometown and Outlet Stores, Inc. since October 2012. She received an M.B.A. from the University of Chicago, with a specialization in Finance, and a B.A. from the University of Sydney. Mrs. Linden brings extensive knowledge of capital markets and other financial matters to the Board from her 25-year career with Goldman Sachs.

John T. McClain, 57, joined the Board in May 2014. From November 2015 to September 2016, he served as Chief Financial Officer of Lindblad Expeditions Holdings, Inc., a global provider of expedition cruises and adventure travel experiences. Mr. McClain served as the Chief Financial Officer of The Jones Group Inc., a leading global designer, marketer and wholesaler of over 25 brands, from July 2007 until the sale of the company to Sycamore Partners in April 2014. From April 2014 to August 2014, he continued to provide Senior Advisor services related to financial operations to The Jones Group Inc. Prior to that, Mr. McClain held a number of roles at Avis Budget Group, Inc. formerly Cendant Corporation. He joined Cendant Corporation in September 1999, serving as the Senior Vice President, Finance & Corporate Controller until 2006. From July 2006 to 2007, Mr. McClain served as the Chief Accounting Officer of Avis and Chief Operating Officer of Cendant Finance Holdings. Mr. McClain previously held leadership roles at Sirius Satellite Radio Inc. and ITT Corporation. Mr. McClain has served as a trustee of Seritage Growth Properties, a real estate investment trust, since June 2015, on the board of Nine West Holdings from April 2014 until October 2015, and on the board of Cherokee Inc. since September 2017. Mr. McClain holds a B.S degree in accounting from Lehigh University. Mr. McClain brings over 25 years of executive financial experience, serving at high-level capacities for the retail and consumer sectors.

Jignesh Patel, 47, joined the Board in April 2014. He is a professor in the Computer Science Department at the University of Wisconsin-Madison, where he has served on the faculty since September 2008. He is also the co-founder of a startup, DataChat, that was founded in 2017. He served as the Chief Scientist of Pivotal Software, Inc. from June 2015 to June 2016. He co-founded Locomatix, which developed a platform to power mobile data-driven services and applications, and served as its Chief Executive Officer from June 2010 to August 2013, when the company became part of Twitter. He is currently also the sole proprietor of JMP Consulting LLC, which provides consulting services on data-related technologies. He is a Fellow of the Association for Computing Machinery (ACM) and an Institute of Electrical and Electronics Engineers (IEEE) Fellow. He obtained his B. Tech. (with honors) in Computer Science and Engineering from IT-BHU (now ITT-Varanasi) in 1991, M.S. in Computer Sciences from the University of Wisconsin-Madison in 1993, and Ph. D. in Computer Sciences from the University of Wisconsin-Madison in 1998. Mr. Patel brings extensive experience with emerging technologies and technology-driven companies from his academic and professional activities.

Jonah Staw, 42, joined the Board in April 2014. Mr. Staw has served as the Chief Executive Officer of Staw Entertainment Enterprises, LLC, an advisory group working with corporate clients, since August 2011. He also has served as Vice President of Logitech Inc., a global provider of personal computer and mobile accessories, since January 2017. Mr. Staw is the co-founder of LittleMissMatched, a multi-channel international brand that includes retail, wholesale, licensing, catalog and internet businesses, and served as its Chief Executive Officer from 2004 to July 2011 and as Chairman from July 2011 to July 2012. Mr. Staw previously served as a director and strategist at Frog Design, a product strategy and design firm, from 1999 to 2004 and as a member of the real estate development team of Skanska USA from 1997 to 1999. Mr. Staw graduated Phi Beta Kappa and magna cum laude from Brown University with a B.A. in the History of Art and Architecture. Mr. Staw brings extensive knowledge of multi-channel retail businesses including digital, branding, product development, marketing and innovation through his professional experience.

The Nominating and Corporate Governance Committee of our Board is responsible for reviewing the qualifications and independence of members of the Board and its various committees on a periodic basis, as well as the composition of the Board as a whole. This assessment includes members’ qualification as independent, as well as consideration of skills and experience in relation to the needs of the Board. New director nominees will be recommended to the Board by the Nominating and Corporate Governance Committee. The ultimate responsibility for selection of director nominees resides with the Board.

While the Company does not have a formal diversity policy, the Board considers diversity in identifying director nominees. The Board and the Nominating and Governance Committee believe that it is important that our directors represent diverse viewpoints. In addition to diversity of experience, the Nominating and Corporate Governance Committee seeks director candidates with a broad diversity of professions, skills and backgrounds. The Nominating and Corporate Governance Committee discusses Board composition, including the diversity of the Board, annually.

The Board met six times during fiscal year 2017. All of the directors attended over 75% of the total number of meetings of the Board and meetings of the committees on which they served. Our Corporate Governance Guidelines provide that directors are expected to attend Annual Meetings of Stockholders.

Committees of the Board

The Board has standing Audit, Compensation, and Nominating and Corporate Governance committees, as well as a Related Party Relationships committee. The table below reflects the current membership of each committee and the number of meetings held by each committee during fiscal year 2017.

	Audit		Compensation		Nominating and Corporate Governance		Related Party Relationships
Robert Galvin	X		X	*			X	*
Jerome S. Griffith
Elizabeth Leykum			X		X	*
Josephine Linden	X		X		X
John T. McClain	X	*
Jignesh Patel	X				X		X
Jonah Staw					X
Number of Meetings	8		4		4		2

*	Committee Chair

Each committee operates under a written charter. The charters are available on our corporate website, www.landsend.com, under the heading “Investor Relations” and then “Corporate Governance.” The principal functions of each Committee are summarized below.

Audit Committee

•	Responsible for the compensation and oversight of the work of the independent registered public accounting firm in connection with the annual audit report

•	Hires the independent registered public accounting firm to perform the annual audit

•	Reviews the Company’s annual and quarterly financial statements, including disclosures made in management’s discussion and analysis of results of operations and financial condition

•	Reviews the reports prepared by the independent registered public accounting firm and management’s responses thereto

•	Pre-approves audit and permitted non-audit services performed by the independent registered public accounting firm

•	Responsible for oversight of risks and exposures associated with financial matters, the Company’s enterprise risk management framework and the steps management has taken to monitor and control risks and exposures

•	Reviews management’s plan for establishing and maintaining internal controls

•	Reviews the internal audit department’s responsibilities, budget and staffing

•	Discusses with the Company’s General Counsel matters that involve our compliance and ethics policies

Compensation Committee

•	Evaluates the Chief Executive Officer’s performance in light of corporate goals and objectives

•	Reviews and approves the base salaries, annual incentive opportunities and cash- and equity-based awards and opportunities for our senior executives

•	Reviews and approves employment agreements, severance arrangements, change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits for our senior executives

•	Approves compensation plans and programs for our senior executives

•	Approves any special or supplemental compensation and benefits for senior executives, including supplemental retirement benefits and the perquisites provided to them during and after employment

•	Receives periodic reports on our compensation programs as they affect all employees

Nominating and Corporate Governance Committee

•	Reports annually to the Board with an assessment of the performance of the Board

•	Recommends to the Board new director nominees

•	In concert with the Compensation Committee, reviews annually succession planning recommendations for the Company’s senior executives

•	Recommends to the Board director compensation and benefits

•	Reviews and reassesses the adequacy of our Corporate Governance Guidelines

Related Party Relationships Committee

•	Reviews the terms and determines the advisability of any related party transaction, as defined in the Related Party Relationships Committee charter, including whether the relevant transaction is fair to, and in the best interests of, the Company and its unaffiliated stockholders

•	To the extent the Related Party Relationships Committee deems appropriate, negotiates the terms of any related party transaction and, subject to the limitations of applicable law, approves any related party transaction

•	Recommends to the full Board what action, if any, should be taken by the Board with respect to any related party transaction

•	Reviews, evaluates and approves matters that potentially involve conflicts of interest involving members of the Board or management, and recommends to the full Board what action, if any, should be taken by the Board with respect to conflict of interest matters.

In October, 2014, the Company established a Technology Committee of the Board of Directors to assist the Board in overseeing information technology strategy, and significant investments in support of such strategy, especially in light of the Company’s ongoing enterprise resource planning (ERP) project, as well as information technology risks. In November 2017, the Board determined that from a governance perspective, the oversight of technology strategy and investments was a topic that would be addressed at the Board level and technology risks would be addressed with other enterprise risk management matters within the purview of the Audit Committee, and accordingly, the Technology Committee was dissolved. The Technology Committee met four times in fiscal year 2017, and at the time of its dissolution, the members of the Technology Committee were Robert A. Bowman, John T. McClain, Jignesh Patel (Chairman) and Jonah Staw.

Communications with the Board

Our Board has adopted a policy and process for stockholders to communicate with the Board or an individual director. Stockholders may communicate with the Board collectively, or with any of its individual non-employee directors, by writing to Lands’ End, Inc. Board of Directors, c/o Corporate Secretary, Lands’ End, Inc., Law Department, 1 Lands’ End Lane, Dodgeville, Wisconsin 53595. The Corporate Secretary has discretion to determine whether stockholder communications are proper for submission to the intended recipient. Examples of stockholder communications that would be considered presumptively inappropriate for submission include the following: communications regarding personal solicitations; spam and other junk mail; new product suggestions; resumes and other job inquiries; business solicitations or advertisements; communications that are unduly hostile, threatening, illegal, or similarly unsuitable; and communications that are frivolous in nature.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chair of the Board. Our Chief Executive Officer is responsible for the day-to-day leadership and performance of the Company, while the Chair of the Board provides guidance to our Chief Executive Officer and senior management and sets the agenda for Board meetings and presides over Board meetings. In carrying out her responsibilities, the Chair preserves the distinction between management and oversight, maintaining the responsibility of management to develop corporate strategy and the responsibility of the Board to review and express its views on corporate strategy and management’s execution of that strategy.

The Board’s Role in Risk Oversight

Consistent with our leadership structure, our Chief Executive Officer and other members of senior management are responsible for the identification, assessment, and management of risks that could affect the Company and the Board provides oversight in connection with these efforts. We do not believe that the Board’s role in risk oversight has an effect on the Company’s leadership structure. The Board’s oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of the responsibilities of the Audit Committee and the Compensation Committee above and in the charters of such committees.

The Audit Committee is responsible for oversight of (1) risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, and credit and liquidity matters; (2) the Company’s enterprise risk management framework; and (3) the steps management has taken to monitor and control risks and exposures, including the Company’s risk assessment and risk management policies and strategies and programs and policies relating to legal compliance. Risks arising from any related party transactions, including the potential for reputational risk, are separately evaluated by our Related Party Relationships Committee.

The Compensation Committee evaluates whether the risks arising from the Company’s compensation policies and practices for its employees would be reasonably likely to have a material adverse effect on the Company and has concluded that our programs do not create risk that is reasonably likely to have a material adverse effect on the Company.

The Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company, including our Chief Financial Officer, our General Counsel, our Chief Information Officer and our senior internal audit and information security executives.

Nomination of Director Candidates

Directors may be nominated by the Board or by stockholders in accordance with our Bylaws. The Nominating and Corporate Governance Committee will, when it deems appropriate, actively seek individuals qualified to become Board members, and will solicit input on director candidates from a variety of sources, including current directors. The Committee will evaluate a candidate’s qualifications and review all proposed nominees for the Board, including those proposed by stockholders, in accordance with its charter and our Corporate Governance Guidelines. This will include a review of the person’s qualifications and independence as well as consideration of diversity, age, skills, education and experience in the context of the needs of the Board. The Committee has the ability to retain a third party to assist in the nomination process.

Director nominees recommended by the Nominating and Corporate Governance Committee are expected to be committed to representing the long-term interests of our stockholders. The Committee believes that it is important to align the interests of directors with those of our stockholders. Generally, each non-employee director is required to acquire a number of shares of our common stock in an amount that, at cost, is equal to one times the amount of the director’s annual retainer in effect on the date when the director first becomes a member of the Board. Non-employee directors must meet this requirement by the third anniversary of that date unless, due to employment or legal restrictions, he or she is unable to acquire our common stock. As of February 2, 2018, all non-employee directors were in compliance with this requirement. Board members should possess a high degree of integrity and have broad knowledge, experience and mature judgment. In addition to a meaningful economic commitment to our company as expressed in share ownership, directors and nominees should have predominately business backgrounds, have experience at policy-making levels in business and/or technology, and bring a diverse set of business experiences and perspectives to the Board.

Mr. Griffith’s employment letter with the Company provided for his appointment to the Board and provides that he will be nominated for reelection to the Board each time his term as director is scheduled to expire. In addition, under his executive severance agreement with the Company, a termination of employment by Mr. Griffith is for “Good Reason” if, among other events, at any time that ESL Investments, Inc. and its affiliate entities beneficially own more than 20% of the Company’s shares entitled to vote for directors, they, in whole or in part, vote against his reelection to the Board while Mr. Griffith is serving as the Company’s Chief Executive Officer.

A Lands’ End stockholder can nominate a candidate for election to the Board by complying with the nomination procedures in our Bylaws, which provide that for an election to be held at an annual meeting of stockholders, nomination by a stockholder must be made by notice in writing delivered to the Company not later than the 90th day, and not earlier than the 120th day, prior to the first anniversary of the preceding year’s annual meeting. If the date of the subject annual meeting is more than 30 days before or more than 70 days after the first anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company. For an election to be held at a special meeting of stockholders, the stockholder’s notice in writing must be delivered to the Company not earlier than the 120th day prior to the special meeting and not later than the later of the 90th day prior to the special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at the special meeting.

A stockholder’s written notice to the Corporate Secretary described in the preceding paragraph must be delivered to Lands’ End, Inc., Attn: Corporate Secretary,1 Lands’ End Lane, Dodgeville, Wisconsin 53595. Any stockholder of record or beneficial owner of common stock proposing such a nomination must be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to notice of and to vote at the meeting of stockholders and comply with the applicable notice procedures set forth in the Company’s Amended and Restated By-Laws, including setting forth the following in the written notice: (i) the name and address of the stockholder; (ii) the number of shares of capital stock of the Company owned beneficially and of record by the stockholder; (iii) a description of any agreement, arrangement or understanding with respect to the nomination between or among the stockholder, any of its affiliates or associates, each nominee and any others acting in concert with any of the foregoing; (iv) a description of any agreement, arrangement or understanding that has been entered into as of the date of the stockholder’s notice by, or on behalf of, the stockholder, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the stockholder with respect to securities of the Company; (v) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose each nomination; (vi) a representation whether the stockholder intends or is part of a group that intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect each nominee and/or (b) otherwise to solicit proxies or votes from stockholders in support of each nomination; (vii) the name, age and business address of each nominee proposed in the notice; (viii) all information concerning the stockholder and each nominee required to be disclosed in proxy solicitations for director elections under the proxy rules of the SEC; and (ix) the written consent of each nominee to serve as a director if so elected.

The Company may require any proposed nominee to furnish such other information as the Company may reasonably require to determine the eligibility of the nominee to serve as a director. The chairman of any annual meeting or special meeting of stockholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. A stockholder’s compliance with these procedures will not require the Company to include information regarding a proposed nominee in the Company’s proxy solicitation materials.

COMPENSATION OF DIRECTORS

Our Director Compensation Policy provides for an annual cash retainer for serving as a non-employee director of the Company, plus additional amounts for serving as Chair of a committee or as a member of a committee, as follows:

Cash Compensation(1)
Board Member	$100,000
Board Chair	$30,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Other Committee Chairs	$10,000
Audit Committee member	$12,500
Other Committee members	$7,500

(1)	Assumes service for a full year; directors who serve for less than the full year are entitled to receive a pro-rated portion of the applicable payment. Each “year,” for purposes of the Director Compensation Policy, begins on the date of our annual meeting of stockholders.

In addition, the Director Compensation Policy provides that our non-employee directors may elect annually in advance to receive all or a portion of their retainer in the form of shares of Lands’ End common stock issued under the Company’s stock plans. Non-employee directors also receive an annual allowance in the amount of $2,750 for the purchase of Lands’ End merchandise. Upon the approval on a case-by-case basis of the Nominating and Corporate Governance Committee, a non-employee director may participate in health care programs of the Company on a basis no less favorable than senior executives of the Company.

The following table shows information concerning the compensation paid in fiscal year 2017 to non-employee directors who served on the Board during fiscal year 2017.

Name	Fees Earned or Paid in Cash	Stock Awards ($)(a)	All Other Compensation(b)	Total(c)
Josephine Linden, Chair	$152,500	—	$2,750	$155,250
Robert A. Bowman*	$18,258	$76,997	$2,750	$98,005
Robert Galvin	$133,125	—	$2,750	$135,875
Elizabeth Leykum	$117,500	—	$2,750	$120,250
John T. McClain	$123,791	—	$2,750	$126,541
Jignesh Patel	$121,784	—	$2,750	$124,534
Jonah Staw	$105,392	—	$2,750	$108,142

*	Mr. Bowman resigned from the Board on December 22, 2017.
(a)	Shares issued in lieu of cash pursuant to director’s prior election. Amount represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(b)	Each director receives a merchandise allowance of $2,750 per year.
(c)	The amounts in this column do not include amounts attributable to a discount on Lands’ End merchandise and the incremental cost to the Company of health care coverage, in each case, that are available generally to all Lands’ End salaried employees and non-employee directors.

During fiscal year 2017, Mr. Griffith was an employee of the Company and, as such, did not receive separate or additional compensation for his service as a director. See “Executive Compensation” for information relating to the compensation paid to Mr. Griffith during fiscal year 2017.

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 26, 2018 for (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each named executive officer; (3) each of our directors; and (4) all of our executive officers and directors as a group.

Name of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned
	Number		Percent of Common Stock Outstanding
Joseph M. Boitano	9,777	(2)	*
Robert Galvin	6,672		*
Rebecca Gebhardt	9,093	(2)	*
James F. Gooch	19,489	(3)	*
Peter L. Gray	22,985	(4)	*
Jerome S. Griffith	194,493	(5)	*
Gill Hong	1,900		*
Scott D. Hyatt	—	(2)	—
Elizabeth Leykum	12,299		*
Josephine Linden	27,504		*
John T. McClain	5,054		*
Jignesh Patel	10,000		*
Kelly Ritchie	17,098	(6)	*
Jonah Staw	5,660		*

Directors and executive officers as a group (11 persons)	323,154	(7)	1.0%

Greater than 5% Stockholders:

ESL Investments, Inc. and related entities, as a group(8)	21,526,634	(9)	67.1%

Capital Research Global Investors(10)	1,761,232		5.4%

Frontier Capital Management Co., LLC(11)	1,663,088		5.2%

*	Represents less than 1% of outstanding common stock
(1)	Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Lands’ End, Inc., 1 Lands’ End Lane, Dodgeville, Wisconsin 53595. We have determined beneficial ownership in accordance with the rules of the SEC, which provide that beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 26, 2018, through the exercise of a stock option or vesting of an RSU or any other right. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that all the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own. We have based our calculation of the percentage ownership on 32,131,970 shares of common stock outstanding.
(2)	Mr. Boitano ceased serving as an officer of the Company effective July 31, 2017. Ms. Gebhardt ceased serving as an officer of the Company effective November 1, 2017. Mr. Hyatt ceased serving as an officer of the Company effective March 14, 2017. Beneficial ownership shown for Messrs. Boitano, Hyatt and Ms. Gebhardt respectively is as of such dates.
(3)	Includes 13,000 shares that are subject to RSUs that are scheduled to vest within 60 days of March 26, 2018.
(4)	Includes 8,522 shares that are subject to RSUs and 12,254 options, in each case, that are scheduled to vest within 60 days of March 26, 2018.

(5)	Includes 9,834 shares that are subject to RSUs that are scheduled to vest within 60 days of March 26, 2018 and 73,530 presently exercisable options.
(6)	Includes 7,013 shares that are subject to RSUs that are scheduled to vest within 60 days of March 26, 2018.
(7)	Includes 38,369 shares that are subject to RSUs and 12,254 options, in each case, that are scheduled to vest within 60 days of March 26, 2018, and 73,530 presently exercisable options.
(8)	Beneficial ownership is based on the ESL Investments, Inc. Amendment No. 20 to Schedule 13D reporting ownership as of January 24, 2018. ESL Investments, Inc. and related entities, as a group, consists of the following: ESL Investments, Inc. (“Investments”); Edward S. Lampert; ESL Partners, L.P. (“Partners”); and RBS Partners, L.P. (“RBS”). RBS is the general partner of, and may be deemed to indirectly beneficially own securities beneficially owned by, Partners. Investments is the general partner of, and may be deemed to indirectly beneficially own securities beneficially owned by, RBS. Mr. Lampert is the Chairman, Chief Executive Officer and Director of, and may be deemed to indirectly beneficially own securities beneficially owned by, Investments.
(9)	Investments disclosed sole voting power and sole dispositive power as to 5,736,994 shares and shared dispositive power as to 15,789,640 shares; Edward S. Lampert disclosed sole voting power as to 21,526,634 shares, sole dispositive power as to 5,736,994 shares and shared dispositive power as to 15,789,640 shares; Partners disclosed sole voting power and sole dispositive power as to 5,736,994 shares and shared dispositive power as to 15,789,640 shares; RBS disclosed sole voting power and sole dispositive power as to 5,736,994 shares and shared dispositive power as to 15,789,640 shares. The address of ESL Investments, Inc. and related entities is c/o ESL Investments, Inc. and related entities, as a group, 1170 Kane Concourse, Suite 200, Bay Harbor Islands, Florida 33154.
(10)	Beneficial ownership is based on the Capital Research Global Investors Amendment No. 4 to Schedule 13G reporting ownership as of December 29, 2017. Capital Research Global Investors disclosed sole voting power and sole dispositive power as to 1,761,232 shares. Capital Research Global Investors disclaims beneficial ownership. The address of Capital Research Global Investors is c/o Capital Research Global Investors, 333 South Hope Street, Los Angeles, California 90071.
(11)	Beneficial ownership is based on the Schedule 13G filed by Frontier Capital Management Co., LLC (“Frontier Capital”) reporting ownership as of December 31, 2017. Frontier Capital disclosed sole voting power as 674,208 and sole dispositive power as to 1,663,088 shares. The address of Frontier Capital is c/o Frontier Capital Management Co., LLC, 99 Summer Street, Boston, Massachusetts 02110.

Under the Company’s Insider Trading Policy, our employees and directors are prohibited from engaging in, among other things, short sale transactions and hedging transactions with respect to Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and private exchange funds. Our employees and directors also are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary

This Compensation Discussion and Analysis provides information to assist you in understanding the fiscal year 2017 compensation of the executive officers identified in the Summary Compensation Table, whom we refer to as our “named executive officers.” Our named executive officers are:

•	Jerome S. Griffith, Chief Executive Officer and President

•	James F. Gooch, Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer (who also served as Co-Interim Chief Executive Officer until March 6, 2017)

•	Joseph M. Boitano, Former Executive Vice President, Chief Merchandising and Design Officer (who also served as Co-Interim Chief Executive Officer until March 6, 2017)

•	Peter L. Gray, Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

•	Gill Hong, Executive Vice President, Chief Merchandising Officer and Head of International

•	Kelly Ritchie, Senior Vice President, Employee and Customer Services

•	Rebecca L. Gebhardt, Former Executive Vice President, Chief Marketing Officer

•	Scott Hyatt, Former Executive Vice President, Chief Supply Chain Officer

Mr. Boitano’s employment terminated on July 31, 2017, Ms. Gebhardt’s employment terminated on November 1, 2017 and Mr. Hyatt’s employment terminated on March 31, 2017.

Executive Compensation Philosophy and Objectives

The Compensation Committee believes that the Company’s long-term success is directly related to its ability to attract, motivate and retain highly talented executives who are committed to our mission, results and cultural beliefs. The Compensation Committee has developed a compensation philosophy for our senior executives designed to pay for performance. Accordingly, the total compensation packages provided to our named executive officers generally include both annual and long-term incentive opportunities that are linked to performance measures or are otherwise “at risk” due to market fluctuations and potential for forfeiture. For fiscal year 2017, 66%, on average, of our named executive officers’ target compensation was considered at-risk based on financial performance measures or the possibility of forfeiture.

Our compensation packages are designed in large measure to motivate and encourage executives to drive performance and achieve superior results for the Company and its stockholders. They also reflect other important considerations, such as the value of the position in the marketplace, levels of job responsibility, individual performance and the need to attract and retain top executive talent. The Compensation Committee grants equity-based incentives to align management’s and stockholders’ interests. While the Compensation Committee seeks to utilize compensation and benefit arrangements that reflect the pay-for-performance compensation philosophy, it recognizes that from time to time it may be appropriate for the Company to provide additional inducements, such as sign-on awards and other provisions, in order to recruit, retain, and motivate highly qualified executives.

Competitive Pay Practices

The Committee believes that, in order to attract qualified external candidates and retain valuable executives, the Company must offer executive compensation arrangements that include components that are set at levels that candidates would view favorably when considering alternative employment opportunities. In making compensation decisions, the Company takes many factors into account, including competitive considerations; the responsibilities, impact and importance of the individual’s position within the Company; individual performance; the individual’s expected future contributions to Lands’ End; the individual’s historical compensation; the performance of the Company overall; retention risk; tenure in position; internal pay equity; and the effect on our general and administrative expenses. The Committee also takes into account compensation and market data, which data primarily focuses on apparel retail companies and other related industries.

In connection with the actions taken by the Compensation Committee in fiscal year 2017 for the named executive officers, the Compensation Committee reviewed publicly available compensation data of a peer group of companies that was determined with assistance from Frederic W. Cook & Co., Inc. (“F.W. Cook”), the Compensation Committee’s independent compensation consultant, supplemented by survey data, when relevant public data were not available. The Compensation Committee used available information and monitored actions taken by the peer group companies to evaluate market trends and to assess the long-term incentive plan design aspects and overall competitiveness of our executive compensation programs. While the Compensation Committee did not seek to establish any specific element of compensation or total compensation at or within a prescribed range relative to the peer group of companies, it generally considers compensation arrangements to be competitive if they fall within a range of 15% above or below a market median.

In making its fiscal 2017 compensation decisions, the Compensation Committee considered compensation data from the following 20 peer companies, comprised primarily of apparel retail companies and those in related industries:

American Eagle Outfitters, Inc.	The Buckle, Inc.
Carter’s, Inc.	Chico’s FAS, Inc.
The Children’s Place Retail Stores, Inc.	Columbia Sportswear Company
Deckers Outdoor Corporation	Express, Inc.
The Finish Line, Inc.	Francesca’s Holdings Corporation
HSN, Inc.	Kate Spade & Company
lululemon athletica inc.	New York & Company, Inc.
Oxford Industries, Inc.	Perry Ellis International, Inc.
Pier 1 Imports, Inc.	Tilly’s, Inc.
Urban Outfitters, Inc.	Zumiez Inc.

In comparing the relative size of the Company to the peer group median, the Company fell between the 25th percentile and median in revenue and operating income, at the 25th percentile in market capitalization, and at the 75th percentile in total assets. At the recommendation of F. W. Cook, the peer group for fiscal year 2017 differed from the peer group used for fiscal year 2016, as Aeropostale, Inc. was removed due to its 2016 bankruptcy filing and Deckers Outdoor Corporation was added during a peer group review that was undertaken in August 2016.

At our 2017 annual meeting of stockholders, over 99% of the votes cast supported our advisory resolution on the compensation of our executive officers named in the proxy statement for the meeting.

Executive Compensation Program: Key Elements

The key elements of Lands’ End’s compensation program for its executives include base salary, annual cash incentive opportunities, long-term performance-based cash and equity incentive opportunities and long-term time-based equity awards.

Annual Compensation

•	Base Salary—Base salary is the fixed element of each executive’s cash compensation, and provides executives with an appropriate level of financial certainty.

•	Annual Incentive Plan—Lands’ End’s annual incentive program seeks to motivate executives by providing opportunities to earn annual cash awards if annual financial objectives established by the Compensation Committee are achieved.

Long-Term Compensation

•	Long-Term Performance-Based Awards—Lands’ End’s long-term incentive programs are designed to motivate executives to focus on long-term company performance through awards based on multi-year performance periods that reinforce accountability by linking executive compensation to achievement of performance goals. These programs seek to align the goals of Lands’ End executives with Lands’ End’s strategic direction and initiatives, which the Compensation Committee believes will result in increased returns to its stockholders.

•	Long-Term Time-Based Awards—Lands’ End’s long-term incentive programs also include time-based awards of equity that are at risk. The multi-year vesting requirements of time-based awards are designed to promote retention and encourage executive officers to adopt longer-term approaches to Lands’ End’s business. Time-based equity compensation also provides alignment with Lands’ End’s stockholders, as value received will be consistent with return to Lands’ End’s stockholders.

There is no pre-established policy or target for the allocation between annual and long-term incentive compensation. Instead, the Compensation Committee takes a holistic approach to executive compensation and balance the compensation elements for each executive individually.

How Elements Are Used to Achieve Our Compensation Objectives

The Compensation Committee believes that a fair and effective way to motivate executives to produce superior results for stockholders is to increase the proportion of an executive’s total compensation that is performance-based or otherwise at risk, including equity compensation, as the executive’s ability to achieve those results increases. Additionally, the Compensation Committee believes that the value of incentive compensation should depend upon the performance of the Company in a given performance or vesting period. Under Lands’ End’s incentive compensation structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. This approach is designed to provide an incentive to manage Lands’ End for the long term, while minimizing excessive risk taking in the short term.

During fiscal year 2017, the Compensation Committee sought to achieve the objectives of our compensation program for our named executive officers through the grant of annual and long-term incentive awards. The fiscal year 2017 annual incentive awards for the named executive officers offered an opportunity to earn cash compensation based solely upon the achievement by Lands’ End of an adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) goal for fiscal year 2017. The Compensation Committee also granted long-term equity awards to its named executive officers, as well as the broader group of senior executives, that will vest following the completion of specified employment service periods and, long-term cash award, which vest based upon achievement of multi-year performance goals.

Awards under the Lands’ End, Inc. Annual Incentive Plan (As Amended and Restated) (“AIP”) and its long-term incentive programs, including the Lands’ End, Inc. Long-Term Incentive Program (As Amended and Restated) (“LTIP”), are established based on a percentage of base salary. As the participating executive’s base salary is determined, in part, on his or her past performance, an award that is based on a multiple of that base salary also reflects, in part, his or her past performance.

Following the end of a performance period, the Compensation Committee certifies the level of achievement against the applicable financial performance goals established under its annual and long-term performance-based incentive programs if the applicable threshold level of performance is achieved. In doing so, the Compensation Committee retains the ability to exercise discretion in relation to the annual and long-term performance-based incentive awards granted to Lands’ End executives; however, any exercise of discretion under the Lands’ End, Inc. Umbrella Incentive Program (As Amended and Restated), the AIP and the LTIP may not result in an increase in the payments under existing awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). With respect to its fiscal year 2017 compensation decisions, the Compensation Committee did not exercise its discretion to adjust performance targets or payout amounts under these incentive programs for any of the named executive officers.

Fiscal Year 2017 Base Salaries

Base salaries are established at levels that generally reflect the past performance, experience, expected future contributions and responsibilities of the executive officer. The importance of the executive officer’s position, external pay data, market competitiveness and internal pay equity also are considered, as well as the extent of any promotions or other change in the executive’s responsibilities. Effective May 27, 2017, the following named executive officers received a base salary increase: Mr. Gooch received a $15,000 increase to $640,000; Mr. Boitano received a $45,000 increase to $475,000; Ms. Ritchie received a $10,000 increase to $394,000; and Ms. Gebhardt received a $10,000 increase to $410,000. The base salaries of Mr. Griffith, Mr. Gray and Ms. Hong were established at the time each commenced employment during fiscal year 2017.

Fiscal Year 2017 Performance Measures and Goals

For the awards granted to named executive officers in fiscal year 2017 under the AIP and the LTIP, performance goals based on an adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) measure were approved by the Compensation Committee. Adjusted EBITDA is a key metric used by the Company’s management to measure business performance, in an effort to encourage growth and create increased stockholder value through the efficient use of corporate assets.

In establishing adjusted EBITDA goals for the AIP for fiscal year 2017 (together with the AIP, the “2017 AIP”) and the LTIP for the performance period consisting of fiscal years 2017 to 2019 (together with the LTIP, the “2017 LTIP”), the Compensation Committee considered such factors as fiscal year 2016 financial results, overall fiscal year 2017 financial goals, the Company’s competitive position, and market trends, as well as the general state of the economy and the Company’s business.

Fiscal Year 2017 Annual Incentive Opportunity

For the 2017 AIP, the Compensation Committee approved an adjusted EBITDA performance measure (“2017 AIP EBITDA”) and goals, which accounted for 100% of the annual incentive opportunity for our named executive officers. The 2017 AIP EBITDA measure differs from “Adjusted EBITDA,” which is reported by the Company, as actual Adjusted EBITDA results are subject to further adjustment as detailed below (see Item 6 of the Company’s Annual Report on Form 10-K for a reconciliation of Adjusted EBITDA to Net Income).

To determine 2017 AIP EBITDA performance, the Company first computes Adjusted EBITDA, which it defines as earnings before interest, taxes, depreciation and amortization for the performance period computed as operating income appearing on the Company’s statement of operations for the applicable reporting period, adjusted for depreciation, amortization, gains/(losses) on sales of assets and other items the Company determines affect the comparability of financial statements. Then, in determining financial goal achievement relative to the 2017 AIP EBITDA measure, the Compensation Committee is required to adjust either the performance target or actual Adjusted EBITDA results to reflect the following occurrences affecting the Company during the performance period:

•	the effects of currency fluctuations in comparison to plan currency rates;

•	gains or losses from litigation, claim judgments, or regulatory proceedings, including product recalls or legal and insurance settlements that, in each case, individually exceed $500,000;

•	the effect of changes in laws, regulations, or accounting principles, methods or estimates;

•	write down or impairment of assets;

•	the gain or loss from the sale or discontinuance of a business segment, division, or unit, and the planned, unrealized corporate post-incentive adjusted EBITDA for this business segment, division, or unit;

•	results from an unplanned acquired business and costs related to the unplanned acquisition;

•	restructuring and workforce severance costs pursuant to a plan approved by the Board and Chief Executive Officer;

•	the impact of the unplanned termination or loss of store leases; and

•	extraordinary items as defined by accounting principles generally accepted in the United States (GAAP).

Opportunities under the AIP for the participating executives are generally established upon hire and reviewed when the Compensation Committee reviews annual compensation or at the time a compensation package for a participating executive is otherwise approved. The target award opportunity under the 2017 AIP was 100% of base salary for Mr. Griffith, 75% of base salary for Messrs. Gooch and Gray and Ms. Hong, 65% of base salary for Mr. Boitano, Ms. Gebhardt and Mr. Hyatt, and 50% of base salary for Ms. Ritchie, which was based upon the participating executive’s relative level of responsibility and potential to affect Lands’ End overall performance. Per the terms of their employment offer letters, Mr. Griffith was guaranteed a 2017 AIP payment of at least $475,000 and Mr. Gray was guaranteed a 2017 AIP payment of at least $187,500. As indicated below, actual payouts exceeded the guaranteed amounts.

Threshold, second-tier target, first-tier target and maximum levels of 2017 AIP EBITDA were established. The 2017 AIP contemplated increasing levels of payout for performance at higher levels, with 10% payout relating to the threshold level, 75% payout relating to the second-tier target level, 100% payout relating to the first-tier target level and 200% payout relating to the maximum level, with a sliding scale for actual performance between levels. If the threshold performance level was not attained, no bonus was to be paid.

The threshold level was set at the level of Adjusted EBITDA which was achieved in fiscal 2016, the second-tier target level was set relative to the Company’s internal budget and goals, the first-tier target level was set at a 10% overachievement of the second-tier target level, and the maximum level was set at a 67% overachievement of the second-tier target level. A table summarizing the plan design, metric, and performance levels, and actual result is set forth below:

Metric	Threshold (10% payout)	Second Tier Target (75% payout)	First Tier Target (100% payout)	Maximum (200% payout)
2017 AIP EBITDA	$40 million	$60 million	$66 million	$100 million

At the time it set the targets, the Board believed that the metrics at the second-tier target level were attainable, yet challenging, as $60 million of 2017 AIP EBITDA represented a 50% increase over fiscal year 2016 Adjusted EBITDA.

For 2017, the Company achieved 2017 AIP EBITDA, calculated in accordance with and applying the adjustments required by the definition of 2017 AIP EBITDA, at the second-tier target of $60 million, resulting in a payout of 75% of target for each of the named executive officers. Neither the Compensation Committee nor the Board exercised any discretion with respect to the bonus amounts, which are set forth below.

Name	Target Cash Bonus for 2017	Actual Bonus Earned in 2017	Actual Bonus Earned as % of Target
Jerome S. Griffith	$876,923	$657,692	75%
James F. Gooch	$485,553	$364,165	75%
Joseph M. Boitano	$146,000	0	0%
Peter L. Gray	$281,250	$210,938	75%
Gill Hong	$64,904	$48,678	75%
Kelly Ritchie	$199,154	$149,365	75%
Rebecca L. Gebhardt	$199,800	0	0%
Scott D. Hyatt	$61,875	0	0%

Fiscal Year 2017 Long-Term Compensation Opportunities

2017 Long-Term Incentive Structure: 2017 LTIP and 2017 RSU Awards

There were two components of the Company’s long-term incentive structure (“LTI”) established in fiscal year 2017: awards under the 2017 LTIP and awards of restricted stock units (“RSU”) (“2017 RSU Awards”) under the Lands’ End, Inc. 2014 Stock Plan (As Amended and Restated) (the “2014 Stock Plan”). The 2017 LTIP is intended as a performance-based incentive program and the 2017 RSU Awards are time-based incentive awards.

For fiscal year 2017, the total LTI target award opportunity as a percentage of base salary was 200% for Mr. Griffith and 100% for each of the other named executive officers, with 50% of each officer’s LTI target opportunity awarded under the 2017 LTIP and 50% of each officer’s LTI target opportunity awarded in the form of the 2017 RSU Awards, based on grant date fair value. Mr. Hyatt’s departure preceded the timing of these awards and he did not receive any LTI in 2017. Ms. Hong joined the Company in November 2017 and did not participate in the LTI in 2017.

2017 LTIP

Awards under the 2017 LTIP represent the right to receive cash or, at the discretion of the Compensation Committee, shares of the Company’s common stock in lieu of cash, or a combination of cash and shares, upon the achievement of certain performance goals for each year in a three-year period and for the cumulative period. The performance period for the 2017 LTIP is fiscal years 2017 through 2019. The Compensation Committee determined the performance measure and threshold, target and maximum goals for the performance measure under the 2017 LTIP. Opportunities for participants under the 2017 LTIP are based solely on a specified adjusted EBITDA performance measure (“2017 LTIP EBITDA”), with specific independent target opportunities for each fiscal year (with each year representing 25% of the target opportunity) as well as the three-year cumulative period (representing 25% of the target opportunity). All performance goals were established at the beginning of the performance period.

The definition of 2017 LTIP EBITDA is the same as the definition of 2017 AIP EBITDA (as defined above).

Under the 2017 LTIP, a threshold level of performance for a goal will generate a payout at 10% of the 2017 LTIP target opportunity subject to that goal and a target level of performance will generate a payout at 100% of the 2017 LTIP target opportunity subject to that goal. The maximum incentive opportunity under the 2017 LTIP is 200% of the participant’s target award amount. The payout percentage between each of threshold and target payout and between target and maximum payout is based on straight-line (linear) interpolations. A table summarizing the plan design, metric, and performance levels, as each was set for 2017, which represented 25% of the 2017 LTIP value is set forth below:

Metric for 2017 (25% of total opportunity)	Threshold (10% payout)	Target (100% payout)	Maximum (200% payout)
2017 LTIP EBITDA	$40 million	$60 million	$90 million

For 2017, the Company achieved 2017 LTIP EBITDA, calculated in accordance with and applying the adjustments required by the definition of 2017 LTIP EBITDA, at the target level of $60 million. Per the terms of the 2017 LTIP, the amount relating to 2017 performance is “banked” and will be paid to the participant (along with any other amounts earned under the 2017 LTIP for fiscal year 2018, fiscal year 2019 and the cumulative three-year performance period) no later than the date that is the 15th day of the third month following fiscal year 2019, provided that the participant is actively employed by us on the payment date (unless otherwise prohibited by law).

The participation in the 2017 LTIP of Mr. Boitano and Ms. Gebhardt terminated when their employment with the Company ceased.

2017 RSU Awards

The 2017 RSU Awards are intended to focus the named executive officers on the Company’s long-term performance and align their interests with those of Lands’ End stockholders. Each RSU represents a contingent right to receive one share of the Company’s common stock upon satisfaction of the vesting conditions. The 2017 RSU Awards will vest, subject to satisfaction of vesting conditions, including continued employment, on the first, second and third anniversaries of the grant date (with respect to 25%, 25% and 50% of the RSUs), which was May 1, 2017 for all participants other than Mr. Gray, who received his grant on May 8, 2017, upon commencing employment.

The 2017 RSU Awards granted to Mr. Boitano and Ms. Gebhardt were forfeited when their employment with the Company ceased.

Prior Performance-Based Awards Providing Fiscal Year 2017 Compensation Opportunities

2016 LTIP

Awards under the 2016 LTIP represent the right to receive cash or, at the discretion of the Compensation Committee, shares of the Company’s common stock in lieu of cash, or a combination of cash and shares, upon the achievement of certain performance goals for each year in a three-year period and for the cumulative period. The performance period for the 2016 LTIP is fiscal years 2016 through 2018. The Compensation Committee determined the performance measure and threshold, target and maximum goals for the performance measure under the 2016 LTIP. Opportunities for participants under the 2016 LTIP are based solely on a specified adjusted EBITDA performance measure (“2016 LTIP EBITDA”), with specific independent target opportunities for each fiscal year (with each year representing 20% of the target opportunity) as well as the three-year cumulative period (representing 40% of the target opportunity).

The definition of 2016 LTIP EBITDA is substantially the same as the definition of 2017 AIP EBITDA (as defined above).

During fiscal year 2016, the Company concluded that no payments to participants under the 2016 LTIP are likely to occur because none of the performance goals established in connection with the 2016 LTIP are likely to be achieved. Accordingly, the Company ceased recording expense and reversed the prior expense recognized in connection with the 2016 LTIP. As the threshold performance level was not met for the fiscal year 2017 performance measures, no amounts were “banked” under the 2016 LTIP for fiscal year 2017 performance.

The participation in the 2016 LTIP of Mr. Boitano, Ms. Gebhardt and Mr. Hyatt terminated when their employment with the Company ceased.

2015 LTIP

Awards under the 2015 LTIP represent the right to receive cash or, at the discretion of the Compensation Committee, shares of the Company’s common stock in lieu of cash, or a combination of cash and shares, upon the achievement of certain performance goals for each year in a three-year period and/or for the cumulative period. The performance period for the 2015 LTIP is fiscal years 2015 through 2017. The Compensation Committee determined performance measures and threshold, target and maximum goals for each performance measure under the 2015 LTIP. Opportunities for participants under the 2015 LTIP are based on (1) a specified adjusted EBITDA performance measure (“2015 LTIP EBITDA”) for 80% of LTIP target opportunity, and (2) a non-retail revenue performance measure (“Non-Retail Revenue”) for 20% of LTIP target opportunity, in each case, with specific independent target opportunities for each fiscal year as well as the three-year cumulative period.

The definition of 2015 LTIP EBITDA is substantially the same as the definition of 2017 AIP EBITDA (as defined above). Non-Retail Revenue is defined as revenue reported on our external financial statements excluding the revenue generated from “brick & mortar” retail.

During fiscal year 2015, the Company concluded that no payments to participants under the 2015 LTIP are likely to occur because none of the performance goals established in connection with the 2015 LTIP are likely to be achieved. Accordingly, the Company ceased recording expense and reversed the prior expense recognized in connection with the 2015 LTIP. As the threshold performance level was not met for fiscal year 2017 or for the cumulative three-year period, there were no payouts earned under the 2015 LTIP in fiscal year 2017.

The participation in the 2015 LTIP of Mr. Boitano, Ms. Gebhardt and Mr. Hyatt terminated when their employment with the Company ceased.

Other Compensation Elements

New Hire Awards

We provide sign-on, first year minimum, retention and other bonuses where determined necessary or appropriate, such as to attract top executive talent from other companies or reward key executives and in recognition of their expected future contributions to the Company. Executives we recruit often have unrealized value in the form of unvested equity and other forgone compensation opportunities. Sign-on awards are an effective means of attracting high-performing executives by offering them a way to offset compensation these executives may lose when they leave a former company to join Lands’ End.

In connection with Mr. Griffith’s recruitment, we awarded Mr. Griffith certain equity awards and guaranteed a portion of his fiscal year 2017 bonus, as further described under “— Employment Arrangements – Jerome S. Griffith” below. In connection with Mr. Gray’s recruitment, we awarded Mr. Gray certain equity awards, provided a sign-on bonus and guaranteed a portion of his fiscal year 2017 bonus, as further described under “—Employment Agreements – Peter L. Gray” below. In connection with the recruitment of Ms. Hong, we awarded Ms. Hong an equity award and provided a sign-on bonus. The Compensation Committee, in making these new hire awards, considered the qualifications and experience of the individual, and the market for their services, as well as the factors discussed above.

Co-Interim CEO Compensation in 2017

In connection with their increased duties and responsibilities as Co-Interim Chief Executive Officers from September 23, 2016 to March 6, 2017, each of Mr. Gooch and Mr. Boitano received (1) a monthly cash service bonus in the amount of $15,000; and (2) a grant of RSUs with an aggregate grant date fair market value equal to $150,000. Mr. Boitano’s RSUs vested upon termination of his employment in July 2017. Mr. Gooch’s RSUs vested as to 50% of the RSUs on December 19, 2017 and will vest as to the remainder of the RSUs on December 19, 2018 (or vest in full if he is earlier terminated without cause by the Company). In addition, on March 27, 2017, in recognition of Mr. Gooch’s individual contributions and performance as Co-Interim Chief Executive Officer during fiscal year 2016, the Compensation Committee approved the award to Mr. Gooch of a cash special retention bonus in the amount of $312,500 payable on or about April 16, 2017 (which was initially subject to a repayment obligation in the event his employment ended under certain circumstances, prior to February 2, 2018).

Perquisites and Other Personal Benefits

Lands’ End provides its named executive officers with certain limited perquisites and other personal benefits that the Compensation Committee deems reasonable and consistent with Lands’ End’s overall compensation program or necessary to achieve certain executive hire and retention objectives. For fiscal year 2017, these perquisites included Mr. Gooch’s and Mr. Gray’s benefits described below, the opportunity for each named executive officer to receive an annual physical examination at the Company’s expense, which is intended to promote proactive management of executive health, and the opportunity to receive the same discounts on Lands’ End merchandise that are extended to all Lands’ End employees and directors.

The original terms of Mr. Gooch’s employment letter provided for commuting benefits for travel between Mr. Gooch’s current primary state of residence and Lands’ End headquarters through the 12-month anniversary of his start date. To incent Mr. Gooch to continue his service with the Company, during fiscal year 2016, the Compensation Committee approved an amendment to Mr. Gooch’s employment letter that (1) clarified that Mr. Gooch’s commuting benefits include temporary corporate housing and that all such commuting benefits are provided on a tax grossed-up basis; and (2) provided for the extension through August 31, 2017 of the commuting and housing benefits.

Mr. Gray’s employment letter provided that the Company would reimburse him for certain commuting expenses. This arrangement ceased at the end of fiscal year 2017.

Retirement Plan

The Lands’ End, Inc. Retirement Plan allows participants to contribute towards retirement (including catch-up contributions) on a pre-tax basis, subject to Internal Revenue Service annual contribution limits. The plan allows Roth-after-tax contributions as well as pre-tax contributions of up to 75% of eligible compensation (or the limit determined by the Internal Revenue Service). Lands’ End also makes matching contributions to the plan in an amount equal to 50% of the participant’s first 6% of contributions starting the quarter following one year of service by the participant.

Severance Benefits

We provide severance benefits to our named executive officers pursuant to executive severance agreements each has entered into with Lands’ End. The executive severance agreements help us attract and retain executives in a talent marketplace where severance provisions are commonly offered, while protecting the Company’s interests through non-disclosure, non-solicitation and non-competition restrictions. Under the executive severance agreement, subject to the executive’s execution of a release of claims against the Company and its affiliates, severance benefits are provided for involuntary termination by Lands’ End without “Cause” (as defined in each executive’s agreement) or termination by the executive officer for “Good Reason” (as defined in each executive’s agreement). See “—Potential Payments upon Termination of Employment” below for additional details on the terms, conditions and benefits received under a qualifying termination under the executive severance agreements.

Awards under an annual or a long-term incentive program are payable in the event of a termination of employment as a result of death or disability during a performance period if certain conditions are met. See “—Potential Payments upon Termination of Employment” below for additional information.

Under the 2014 Stock Plan and the 2017 Stock Plan (the “Stock Plans”), following a Change in Control (as defined in the Stock Plans) involving the Company, any non-vested portion of a participant’s award will fully vest in the event that either (1) the surviving, continuing, successor, or purchasing entity fails to assume or continue the Company’s rights and obligations under such award or fails to provide the participant with a substantially equivalent award, or (2) the participant’s employment is terminated within 18 months following the Change in Control on account of a termination by the Company (or any acquiring entity) for any reason other than Cause or on account of a participant’s resignation for Good Reason (each as defined in the Stock Plans). This type of treatment of equity following a Change in Control is referred to as a “double trigger” change-in-control provision and is intended to provide the participant with reasonable assurance regarding previously awarded compensation in the event of a Change in Control and subsequent termination of employment.

Executive Compensation Recovery Provisions

Lands’ End’s annual and long-term incentive programs for fiscal year 2017 contain executive compensation recovery provisions. The relevant provisions provide that Lands’ End will seek reimbursement from participating executives if Lands’ End’s financial statements or approved financial measures are subject to restatement due to error or misconduct, to the extent permitted by law.

Deductibility of Executive Compensation

In setting an executive’s compensation package, the Compensation Committee has taken into account Section 162(m) of the Code, which provided that compensation in excess of $1 million paid to certain executive officers is not deductible unless it is performance-based and paid under a program that meets certain other legal requirements. Although a significant portion of each named executive officer’s compensation may be intended, where appropriate, to qualify for deductibility under Section 162(m), in approving compensation that may not be deductible, the Compensation Committee may, among other things, determine that failing to meet its objectives to attract, retain, and motivate senior executives creates more risk for the Company than the financial impact of losing the tax deduction. Accordingly, certain compensation paid by the Company may not be deductible because such compensation exceeds the limitations or does not meet the “performance-based” or other requirements for deductibility under Section 162(m). The exemption from 162(m)’s deduction limit for performance-based compensation has been repealed for tax years beginning after December 31, 2017. Consequently, compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangement in place as of November 2, 2017.

Compensation Committee Role in Executive Compensation Decisions

The Compensation Committee is appointed by the Board to fulfill the Board’s responsibilities relating to the compensation of our Chief Executive Officer and our other senior executives. The Compensation Committee has overall responsibility for approving and evaluating all compensation plans and our policies and programs as they affect the Company’s senior executives. For additional information regarding the role of our Compensation Committee, see “Corporate Governance—Committees of the Board—Compensation Committee.” In fulfilling its responsibilities, the Compensation Committee may retain compensation consultants to assist in structuring and evaluating executive compensation. The Compensation Committee has the sole authority to retain and terminate all compensation consultants and has the sole authority to approve the consultant’s fees and the terms and conditions of the consultant’s retention. The Compensation Committee also has authority to obtain advice and assistance from internal and external legal, accounting, and other advisors.

Role of Consultants, Advisors, and Management in Executive Compensation Decisions

The Compensation Committee has retained F.W. Cook as its independent compensation consultant. F.W. Cook reports directly to the Compensation Committee and the Compensation Committee has the sole authority to retain or dismiss the consultant.

F.W. Cook is expected to assist the Compensation Committee and work on its behalf on matters related to the Compensation Committee’s purposes and responsibilities as set forth in the Compensation Committee charter. F.W. Cook periodically advises the Compensation Committee as to trends in executive compensation and also provides specialized studies or advice as requested with respect to executive compensation issues. In fiscal year 2017, F.W. Cook advised the Compensation Committee and the Board with respect to CEO compensation and benefits, conducted a competitive compensation review of our senior executives, conducted a review of the Company’s peer group, provided an update of compensation trends and regulatory developments, analyzed the Company’s use of various compensation elements, provided assistance with the review and design of the Company’s incentive compensation programs and assisted in the preparation of the Company’s public filings with regard to executive compensation. Representatives of F.W. Cook attend Compensation Committee meetings in person or by telephone as requested, and during fiscal year 2017, regularly attended Compensation Committee meetings.

The Compensation Committee assessed the independence of F.W. Cook, including reviewing information received from F.W. Cook that addressed factors relevant to SEC and the Nasdaq Stock Market listing rules regarding conflicts of interest and independence and considers F.W. Cook to be independent under the applicable standards.

The Compensation Committee also received advice and considered the recommendations of Mr. Griffith, Mr. Gooch, Ms. Ritchie and the Company’s then general counsel in fiscal year 2017 regarding the forms and the amounts of compensation for the Company’s employees, including the named executive officers, and regarding our compensation programs generally. No member of management was present during any Compensation Committee deliberations or voting with respect to his or her specific compensation.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management of the Company. Based on the review and discussions noted above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2018 and in this Proxy Statement.

Compensation Committee

Robert Galvin, Chair

Elizabeth Leykum

Josephine Linden

Compensation Committee Interlocks and Insider Participation

During fiscal year 2017, none of the members of the Compensation Committee was or is a current or former officer or employee of the Company, and no executive officer of the Company served or serves on the compensation committee (or other board committee performing equivalent functions) or on the board of directors of any company that employed or employs any member of the Compensation Committee. In addition, no executive officer of the Company served or serves on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any company one of whose executive officers serves on our Board.

Summary Compensation Table

The following table sets forth information concerning the total compensation paid to each person who served as a principal executive officer or a principal financial officer of the Company during fiscal year 2017, our three other most highly compensated executive officers for fiscal year 2017 who were executive officers at the end of the fiscal year, and two additional individuals who would have been one of the three other most highly compensated executive officers but for the fact they were not serving as executive officers at the end of the fiscal year (collectively, the “named executive officers”). Fiscal year 2017 included 53 weeks, and accordingly all figures reflect amounts that are slightly higher than would have been the case in a 52-week year, on which basis “annual” compensation is determined. Total compensation for the 2016 and 2015 fiscal years is provided only if such person was a named executive officer in either of those years.

Name and Principal Position	Year	Salary		Bonus(a)		Stock Awards(b)		Option Awards(b)(c)	Non-Equity Incentive Plan Compensation(d)	All Other Compensation(e)		Total
Jerome S. Griffith Chief Executive Officer and President	2017		$876,923		—		$3,079,400	$2,497,062	$657,692		$84,165		$7,195,242

James F. Gooch* Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer	2017 2016	$ $	647,404 625,000	$ $	331,935 236,565	$ $	412,502 462,500	— —	$364,165 —	$ $	84,243 110,593	$ $	1,840,249 1,434,658

Joseph M. Boitano* Former Executive Vice President, Chief Merchandising and Design Officer**	2017 2016	$ $	224,615 430,000	$ $	19,435 61,565	$ $	215,007 365,000	— —	— —	$ $	290,254 7,442	$ $	749,311 864,007

Peter L. Gray Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary	2017		$375,000		$100,000		$750,002	$499,973	$210,938		$19,414		$1,955,327

Gill Hong Executive Vice President, Chief Merchandising Officer and Head of International	2017		$86,538		$100,000		$99,986	—	$48,678		$14,749		$349,951

Kelly Ritchie Senior Vice President, Employee and Customer Services	2017 2016 2015	$ $ $	398,308 384,000 387,089	$	— — 87,500	$ $ $	191,993 192,000 91,480	— — —	$149,365 — —	$ $ $	10,803 7,950 7,570	$ $ $	750,469 583,950 564,639

Rebecca L. Gebhardt Former Executive Vice President, Chief Marketing Officer**	2017 2016	$ $	307,385 381,731		— —	$ $	200,010 175,000	— —	— —	$ $	137,954 5,712	$ $	645,349 562,443

Scott D. Hyatt Former Executive Vice President, Chief Supply Chain Officer**	2017 2016 2015	$ $ $	95,192 550,000 327,885	$	— — 125,000	$ $	— 275,000 137,500	— — —	— — —	$ $	487,726 9,219 —	$ $ $	582,918 834,219 590,385

*	Each of Mr. Gooch and Mr. Boitano also served as our Co-Interim Chief Executive Officer from September 23, 2016 to March 6, 2017.

**	Mr. Hyatt ceased serving as our Executive Vice President, Chief Supply Chain Officer on March 31, 2017, Mr. Boitano ceased serving as our Executive Vice President, Chief Merchandising and Design Officer on July 31, 2017 and Ms. Gebhardt ceased serving as our Executive Vice President, Chief Marketing Officer on November 1, 2017.

(a)	With respect to fiscal year 2017 amounts: (i) for Mr. Gooch, represents (1) a retention award paid on April 16, 2017 in the amount of $312,500 and (2) Co-Interim Chief Executive Officer cash service bonus payments of $19,435; (ii) for Mr. Boitano, represents his Co-Interim Chief Executive Officer cash service bonus payments; and (iii) for Mr. Gray and Ms. Hong, represents sign-on bonus in connection with commencing employment.

(b)	The amounts shown in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of the equity awards, computed in accordance with ASC 718, and not the actual amounts that might be paid to or realized by the named executed officers. ASC 718 fair value amount as of the grant date for restricted stock units and stock options generally is spread over the number of months of service required for the grant to vest. The vesting of options awards and for restricted stock units is discussed in the footnotes to the “Grants of Plan-Based Awards for Fiscal 2017” and “Outstanding Equity Awards at 2017 Fiscal Year End” tables below.

(c)	The fair value of each stock option award is estimated as of the date of grant using a Black-Scholes valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock option awards is included in Note 5 to Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2017.

(d)	Fiscal 2017 amounts represent incentive payment earned pursuant to the Company’s Annual Incentive Plan.

(e)	With respect to fiscal year 2017 amounts: (i) for Mr. Griffith, comprised of $37,806 in legal fees reimbursed by the Company, $29,451 related to relocation, $14,228 in tax gross-up related to relocation benefits, $2,680 for executive physical examination benefit; (ii) for Mr. Gooch, includes $16,460 for reimbursement of commuting expenses, $15,300 for housing, $7,000 for expenses related to movement of household items to his Wisconsin residence and $37,403 in tax gross-up payments related to the foregoing amounts; (iii) for Mr. Boitano, includes $244,808 in salary continuation payments made pursuant to the terms of his severance agreement, $36,538 in payment of his unused vacation, and $1,800 in health benefits continuation; (iv) for Mr. Gray, comprised of $19,414 for reimbursement of commuting expenses; (v) for Ms. Hong, comprised of $14,749 related to relocation; (vi) for Ms. Ritchie, includes $2,680 for executive physical examination benefit; (vii) for Ms. Gebhardt, includes $105,654 in salary continuation payments made pursuant to the terms of her severance agreement, $24,442 in payment of her unused vacation and $3,108 in health benefits continuation; and (viii) for Mr. Hyatt, includes $465,385 in salary continuation payments made pursuant to the terms of his severance agreement, $10,577 in payment of his unused vacation and $8,274 in health benefits continuation. In addition, for the following named executive officer, the amount includes the Company’s matching contributions under the Lands’ End, Inc. Retirement Plan, as follows: Mr. Gooch, $8,080; Mr. Boitano, $7,108; Ms. Ritchie, $8,123; Ms. Gebhardt, $4,750; and Mr. Hyatt, $3,490.

Grants of Plan-Based Awards

The following table sets forth the awards granted to our named executive officers in fiscal year 2017 under the Company’s incentive plans.

Name	Plan or Award		Grant Date for Equity- Based Awards	Approval Date for Equity- Based Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards*			All Other Stock Awards: Number of Shares of Stock or Units (#) **(e)	All Other Option Awards: Number of Securities Underlying Options (#)(e)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(f)
					Threshold	Target	Maximum
Jerome S. Griffith	(a	)			$87,692	$876,923	$1,753,846
	(b	)			$95,000	$950,000	$1,900,000
	(c	)	3/6/17	12/16/16				117,647			$2,129,411
	(c	)	3/6/17	12/16/16					294,118	$18.10	$2,497,062
	(d	)	5/1/17	4/10/17				39,337			$949,989

James F. Gooch	(a	)			$48,555	$485,553	$971,106
	(b	)			$31,250	$312,500	$625,000
	(d	)	2/1/17	2/1/17				6,579			$100,001
	(d	)	5/1/17	4/10/17				12,940			$312,501

Joseph M. Boitano	(a	)			$14,600	$146,000	$292,000
	(b	)			$21,500	$215,000	$430,000
	(d	)	5/1/17	4/10/17				8,903			$215,007

Peter L. Gray	(a	)			$28,125	$281,250	$562,500
	(b	)			$25,000	$250,000	$500,000
	(d	)	5/8/17	4/21/17				22,727			$499,994
	(d	)	5/8/17	4/21/17					49,017	$22.00	$499,973
	(d	)	5/8/17	4/21/17				11,364			$250,008

Gill Hong	(a	)			$6,490	$64,904	$129,808
	(d	)	12/7/17	11/1/17				6,578			$99,986

Kelly Ritchie	(a	)			$19,915	$199,154	$398,308
	(b	)			$19,200	$192,000	$384,000
	(d	)	5/1/17	4/10/17				7,950			$191,993

Rebecca L. Gebhardt	(a	)			$19,980	$199,800	$399,600
	(b	)			$20,000	$200,000	$400,000
	(d	)	5/1/17	4/10/17				8,282			$200,010
Scott D. Hyatt	(a	)			$6,188	$61,875	$123,750

*	Reflects estimated potential payout amounts as of the time of grant. The non-equity plan-based awards issued to Mr. Boitano, Ms. Gebhardt and Mr. Hyatt in fiscal year 2016 and reflected in this table were forfeited when their employment with the Company ceased.
**	The RSU awards granted to Mr. Boitano and Ms. Gebhardt in fiscal year 2016 and reflected in this table were forfeited when their employment with the Company ceased.
(a)	Award under the Company’s Annual Incentive Plan. Actual cash amounts earned under the plan are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(b)	Award under the Company’s Long-Term Incentive Program for fiscal 2017, pursuant to which cash payouts will be made subject to the satisfaction of performance criteria to be satisfied in each of the three fiscal years in the period from fiscal 2017 through fiscal 2019 (25% for each year), and for the cumulative period (25%), and continued employment through the performance period and on the payment date. The threshold achievement represents 10% of target and maximum achievement represents 200% of target. Performance for fiscal 2017 was satisfied at the target level.
(c)	Inducement grant outside of our stockholder approved stock plans in accordance with Nasdaq Listing Rule 5635(c)(4), in connection with commencement of employment.
(d)	Award under the Company’s 2014 Stock Incentive Plan.
(e)

Stock option awards vest in four equal annual installments on each of the first four anniversaries of the date of grant, provided that the recipient remains employed by the Company on each such date. The vesting and exercisability of the options is accelerated under certain circumstances. See “Potential Payments upon Termination of Employment.” Restricted stock unit awards vest on the first, second and third anniversaries of the date of grant, as to 25%, 25% and 50% respectively, other than the following grants: Mr. Griffith’s March 6, 2017 RSUs vest 25% on each of the first four anniversaries of the date of grant; Mr. Gooch’s February 1, 2017 RSUs vest on May 1, 2018; and Mr. Gray’s (i) May 8, 2017 RSUs for 11,364 shares vest as to 25%, 25% and 50% on each of May 1, 2018, May 1, 2019 and May 1, 2020, respectively, and (ii) May 8, 2017 RSUs for 22,727 shares vest 25% on each of the first four anniversaries of the date of grant.
(f)	The Grant Date Value of Stock and Option Awards represent the aggregate grant date fair value of the equity awards, computed in accordance with ASC 718, and not the actual amounts that might be paid to or realized by the named executed officers. ASC 718 fair value amount as of the grant date for restricted stock units and stock options generally is spread over the number of months of service required for the grant to vest. The grant date fair value of restricted stock units is the closing price of the Company’s common stock on the date of grant and for stock options was computed in accordance with Black-Scholes and was determined to be $8.49 on March 6, 2017, in the case of Mr. Griffith and $10.20 on May 8, 2017, in the case of Mr. Gray.

Outstanding Equity Awards at 2017 Fiscal Year End

The following table sets forth information regarding the outstanding equity awards held by the named executive officers as of February 2, 2018, the last trading day of Lands’ End common stock in fiscal year 2017.

	Option Awards	Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(c)
Jerome S. Griffith	—	294,118	$18.10	3/6/27	117,647	$1,917,646	—	—
					39,337	$641,193	—	—
James F. Gooch	—	—	—	—	11,965	$195,030	1,475	$24,050
					9,559	$155,808	—	—
					4,225	$68,868	—	—
					6,579	$107,238	—	—
					12,940	$210,922	—	—
Joseph M. Boitano *	—	—	—	—	—	—	—	—
Peter L. Gray	—	49,017	$22.00	5/8/27	22,727	$370,450	—	—
					11,364	$185,233	—	—
Gill Hong	—	—	—	—	6,578	$107,221	—	—
Kelly Ritchie	—	—	—	—	3,067	$49,992	—	—
					5,872	$95,714	—	—
					7,950	$129,585	—	—
Rebecca L. Gebhardt *	—	—	—	—	—	—	—	—
Scott D. Hyatt *	—	—	—	—	—	—	—	—

*	All unvested RSU awards held by Messrs. Boitano and Hyatt, and Ms. Gebhardt were forfeited when their employment with the Company ceased, other than Mr. Boitano’s award made on December 19, 2016, which accelerated in accordance with its terms.
(a)	Represent time-based stock options, which vest as to 25% of the amount granted on each of the first four anniversaries of the date of grant, which was March 6, 2017 and May 8, 2017, respectively for Mr. Griffith and Mr. Gray.
(b)

Represents time-based RSUs, which vest as follows: Mr. Griffith’s RSUs for 117,647 vest as to approximately 29,412 shares on each of March 6, 2018, March 6, 2019, March 6, 2020 and as to 29,411 shares on March 6, 2021; Mr. Griffith’s RSUs for 39,337 shares vest as to approximately 9,834 shares on each of May 1, 2018 and May 1, 2019, and as to 19,669 shares on May 1, 2020; Mr. Gooch’s RSUs for 11,965 vest as to approximately 3,988 shares on January 27, 2019 and approximately 7,977 shares on January 27, 2020; Mr. Gooch’s RSUs for 9,559 shares vests as to approximately 3,186 shares on May 2, 2018 and 6,373 shares on May 2, 2019; Mr. Gooch’s RSUs for 4,225 shares vest in full on December 19, 2018; Mr. Gooch’s RSUs for 6,579 shares vest in full on May 1, 2018; Mr. Gooch’s RSUs for 12,940 shares vest as to 3,235 shares on each of May 1, 2018 and May 1, 2019, and as to 6,470 shares on May 1, 2020; Mr. Gray’s RSUs for 22,727 shares vest as to approximately 5,681 shares on each of May 8, 2018, May 8, 2019, May 8, 2020 and as to 5,684 shares on May 8, 2021; Mr. Gray’s RSUs for 11,364 shares vests as to 2,841 shares on each of May 1, 2018 and May 1, 2019 and as to 5,682 shares on May 1, 2020; Ms. Hong’s RSUs for 6,578 shares vest as to approximately 1,644 shares on each of December 7, 2018 and December 7, 2019 and as to 3,290 shares on December 7, 2020; Ms. Ritchie’s RSUs for 3,067 shares vest in full on May 1, 2018; Ms. Ritchie’s RSUs for 5,872 shares vest as to approximately 1,958 shares on May 2, 2018 and 3,914 shares on May 2, 2019; and Ms. Ritchie’s RSUs for 7,950 shares vest as to approximately 1,988 shares on each of May 1, 2018 and May 1, 2019 and as to 3,974 shares on May 1, 2020.
(c)	Represents performance-based RSUs awarded at commencement of employment which were to vest based on fiscal year 2017 financial performance goals and cumulative fiscal year 2016 and fiscal year 2017 performance goals. The performance criteria were not met and the RSUs terminated unvested following the conclusion of fiscal year 2017.

Option Exercises and Stock Vested

None of our named executive officers exercised any Lands’ End stock options during fiscal year 2017. The following table provides information for each of our named executive officers regarding vesting of RSU awards during fiscal year 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(b)
Jerome S. Griffith	—	—
James F. Gooch	11,400	$232,856
Joseph M. Boitano	10,643	$166,806
Peter L. Gray	—	—
Gill Hong	—	—
Kelly Ritchie	8,669	$168,559
Rebecca L. Gebhardt	7,863	$152,935
Scott D. Hyatt	—	—

(a)	The numbers shown include RSUs withheld by the Company to satisfy tax obligations associated with vesting.
(b)	Represents the fair market value of the shares of stock on the vesting date.

Employment Arrangements

Certain components of the compensation paid to our named executive officers reflected in the Summary Compensation Table and the Grants of Plan-Based Awards table are based on our named executive officers’ employment letters or arrangements that provide for their employment with Lands’ End. Set forth below are summary descriptions of the key terms of compensation for each named executive officer that impacted their compensation in fiscal year 2017. For a discussion of the severance payments and other benefits payable in connection with a qualifying termination of employment under each named executive officer’s executive severance agreement (other than Mr. Boitano, Ms. Gebhardt and Mr. Hyatt), see “ —Potential Payments upon Termination of Employment” below.

Jerome S. Griffith

Mr. Griffith’s employment letter provides Mr. Griffith with, among other things, the following: (1) a minimum annual base salary of $950,000; (2) a target bonus opportunity under the AIP equal to 100% of his annual base salary (which AIP bonus amount for fiscal year 2017, was to equal the greater of (a) the AIP bonus actually earned for such year and (b) $475,000); (3) a target LTIP opportunity equal to at least 200% of his annual base salary; (4) an inducement sign-on grant of 117,647 RSUs (the “sign-on RSUs”) and an inducement sign-on grant of options to purchase 294,118 shares of our common stock (the “sign-on stock options”) with an exercise price equal to $18.10, the fair market value of a share of Company common stock on the grant date, March 6, 2017; in each case which will vest 25% per year on each of the first four anniversaries of Mr. Griffith’s start date, subject to his continued employment, provided that on his earlier termination by the Company without “cause” (as defined in his executive severance agreement), his resignation with “Good Reason” (as defined in his executive severance agreement), his death or “Disability” (as defined in his executive severance agreement), 50% of any then unvested sign-on RSUs will vest (and if Mr. Griffith experiences a qualifying termination after the third anniversary of the grant date, the final tranche of sign-on RSUs will vest in full) and 100% of any unvested sign-on stock options will vest; (5) temporary corporate housing in the Madison, Wisconsin area prior to relocation; and (6) relocation benefits pursuant to the Company’s standard relocation policy, as he obtained permanent housing in Madison, Wisconsin.

James F. Gooch

Mr. Gooch’s employment letter, as amended, provides Mr. Gooch with the following compensation: (1) a minimum annual base salary of $625,000; (2) a target bonus opportunity under the AIP equal to 75% of his annual base salary; (3) a target LTIP award opportunity equal to at least 100% of his annual base salary; (4) a cash sign-on bonus of $350,000, which was paid in two installments of $175,000 on January 27, 2016, and January 27, 2017 (with each installment subject to repayment in full if, within the 12 months following receipt of such installment, Mr. Gooch is terminated for “Cause” by the Company or resigns without “Good Reason,” each as defined in Mr. Gooch’s executive severance agreement); (5) a sign-on grant of time-based RSUs which will vest upon any separation from service other than by the Company for cause or by Mr. Gooch without Good Reason; (6) performance-based RSUs, the vesting of which was subject to achievement of performance goals over fiscal years 2016 and 2017, which were not achieved; and (7) through August 31, 2017, (a) payment of, or reimbursement for, the costs of commuting between Mr. Gooch’s primary state of residence and Lands’ End headquarters, and (b) temporary corporate housing in the Dodgeville-Madison, Wisconsin area; in each case, provided on a tax grossed-up basis. Mr. Gooch’s primary workplace location is Dodgeville, Wisconsin and he is eligible to receive relocation benefits pursuant to the Company’s relocation policy.

In connection with his service as Co-Interim Chief Executive Officer from September 23, 2016 to March 6, 2017, Mr. Gooch received (1) a monthly cash service bonus in the amount of $15,000; and (2) a grant of RSUs with an aggregate grant date fair market value equal to $150,000, of which 50% vested on December 19, 2017 and 50% will vest on December 19, 2018, subject to continued employment (or vest earlier if Mr. Gooch’s employment is terminated without “Cause” by the Company).

Peter L. Gray

Mr. Gray’s employment letter provides Mr. Gray with the following: (1) an annual base salary of $500,000; (2) a target bonus opportunity under the AIP equal to 75% of his annual base salary (which AIP bonus amount for fiscal year 2017, was to equal the greater of (a) the AIP bonus actually earned for such year and (b) $187,500); (3) a target LTIP opportunity equal to 100% of his annual base salary; (4) a sign-on grant of RSUs with a grant date value equal to $500,000 (the “sign-on RSUs”) and a sign-on grant of options to purchase shares of our common stock with a grant date value equal to $500,000 (the “sign-on stock options”) with an exercise price equal to $22.00, the fair market value of a share of Company common stock on the grant date, May 8, 2017; in each case which will vest 25% per year on each of the first four anniversaries of Mr. Gray’s start date, subject to his continued employment, provided that on his earlier termination by the Company without “cause” (as defined in his executive severance agreement), his resignation with “Good Reason” (as defined in his executive severance agreement), his death or “Disability” (as defined in his executive severance agreement), 50% of any then unvested sign-on RSUs will vest (and if Mr. Gray experiences a qualifying termination after the third anniversary of the grant date, the final tranche of sign-on RSUs will vest in full) and 100% of any unvested sign-on stock options will vest; (5) a sign-on cash bonus of $100,000 and (6) reimbursement of commuting expenses between his permanent residence and Wisconsin, which arrangement ceased at the conclusion of fiscal year 2017.

Gill Hong

Ms. Hong’s employment letter provides Ms. Hong with the following: (1) an annual base salary of $450,000; (2) a target bonus opportunity under the AIP equal to 75% of her annual base salary, and with respect to fiscal year 2018, a bonus equal the greater of (a) the AIP bonus actually earned for such year and (b) $168,750; (3) a target LTIP opportunity equal to 100% of her annual base salary beginning in fiscal year 2018; (4) a sign-on grant of RSUs with a grant date value equal to $100,000 (the “sign-on RSUs”), which will vest as to 25% per year on each of the first two anniversaries and as to 50% on the third anniversary of the date of grant, subject to her continued employment; (5) a sign-on cash bonus of $100,000; and (6) relocation benefits pursuant to the Company’s relocation policy.

Kelly Ritchie

Ms. Ritchie serves as Senior Vice President, Employee and Customer Services of the Company with an annual base salary of $384,000. She is eligible for an AIP target award of 50% of her base salary and a long-term incentive award target opportunity of 100% of her base salary.

Joseph M. Boitano

Mr. Boitano’s employment letter provided for an annual base salary of $430,000, an AIP target award of 65% of his base salary and a long-term incentive award with a target opportunity of 100% of his base salary. In connection with his service as Co-Interim Chief Executive Officer from September 23, 2016 to March 6, 2017, Mr. Boitano received (1) a monthly cash service bonus in the amount of $15,000; and (2) a grant of RSUs with an aggregate grant date fair market value equal to $150,000, which provided for vesting in two equal installments on December 19, 2017 and December 10, 2018 and vested in full, in accordance with the terms of the award, upon the termination of his employment in August 2017.

Mr. Boitano’s employment terminated on July 31, 2017. In connection with his departure, in addition to the vesting noted in the prior paragraph, Mr. Boitano is entitled to receive the payments and benefits under and subject to his executive severance agreement with the Company upon a termination of employment by the Company without “Cause” (as defined in the agreement), specifically, (1) salary continuation for 12 months at an annual rate of $430,000, (2) continued health insurance coverage for up to 12 months, (3) 12 months of outplacement services, and (4) a lump sum payment equal to unused vacation pay.

Rebecca L. Gebhardt

Ms. Gebhardt’s employment letter provided for a base salary and AIP target award associated with a prior position. As Executive Vice President, Chief Marketing Officer of the Company her annual base salary was $400,000 and she was eligible for an AIP target award of 65% of her base salary and a long-term incentive award target opportunity of 100% of her base salary. Ms. Gebhardt’s employment terminated on November 1, 2017. In connection with her departure, Ms. Gebhardt is entitled to receive the payments and benefits under and subject to her executive severance agreement with the Company upon a termination of employment by the Company without “Cause” (as defined in the agreement), specifically, (1) salary continuation for 12 months at an annual rate of $400,000, (2) continued health insurance coverage for up to 12 months, (3) 12 months of outplacement services, and (4) a lump sum payment equal to unused vacation pay.

Scott D. Hyatt

Mr. Hyatt served as Executive Vice President and Chief Supply Chain Officer of the Company with an annual base salary of $550,000. Effective March 31, 2017, Mr. Hyatt resigned as an officer and as an employee of the Company. In connection with his departure, Mr. Hyatt was entitled to receive the payments and benefits under and subject to his executive severance agreement with the Company upon a termination of employment by the Company without “Cause” (as defined in the agreement), specifically, (1) salary continuation for 12 months at an annual rate of $550,000, (2) continued health insurance coverage for up to 12 months, (3) 12 months of outplacement services, and (4) a lump sum payment equal to unused vacation pay.

Potential Payments upon Termination of Employment

As described under “ —Compensation Discussion and Analysis—Other Compensation Elements— Severance Benefits” above, the Company is party to severance agreements with each of the named executive officers. The amounts shown under “ —Summary Table of Potential Payments upon Termination of Employment” below assume that each named executive officer was terminated effective as of February 2, 2018, the last business day of fiscal year 2017. Therefore, the tables include amounts earned through such time and are estimates of the amounts which would have been paid to each named executive officer upon his or her involuntary termination by Lands’ End without “Cause” (as defined in the agreement) or termination by the executive officer for “Good Reason” (as defined in the agreement). The actual amounts that would be paid to the executives can only be determined at the time of such executive’s separation from Lands’ End. The following is a discussion of the potential compensation and benefits that the named executive officers other than Messrs. Boitano and Hyatt, and Ms. Gebhardt would be entitled to upon termination of employment. See “— Employment Arrangements —Joseph M. Boitano”, “ — Rebecca Gebhardt” and “ — Scott D. Hyatt” above for details concerning the compensation and benefits that each of Mr. Boitano, Ms. Gebhardt and Mr. Hyatt is entitled to receive in connection with their departure from the Company.

Good Reason:

A termination by the executive officer is for “Good Reason” generally if it results from (1) a reduction of more than 10% in the sum of the executive officer’s annual base salary and target AIP award from those in effect as of the date of the severance agreement; (2) an executive officer’s mandatory relocation to an office more than 50 miles from the primary location at which the executive officer is required to perform his or her duties; or (3) any action or inaction that constitutes a material breach under the severance agreement (or employment letter for Mr. Gooch), including the failure of a successor company to assume or fulfill the obligations under the severance agreement (or employment letter for Mr. Gooch). For Mr. Gooch, a termination by him also is for Good Reason if it results from Mr. Gooch no longer directly reporting to the Company’s principal executive officer. Under Mr. Griffith and Mr. Gray’s agreements, material diminution in their duties also constitutes a Good Reason, and under Mr. Griffith’s agreement, a Good Reason further includes (i) no longer being the principal executive officer of the Company and (ii) if at any time that ESL Investments, Inc. and its affiliate entities beneficially own more than twenty percent (20%) of the Company’s shares entitled to vote for directors, and they, in whole or in part, vote against Mr. Griffith’s reelection to the Board while he is serving as the Chief Executive Officer of the Company.

Cause:

“Cause” generally is defined as (1) a material breach by the executive officer, other than due to incapacity due to a disability, of the executive officer’s duties and responsibilities which breach is demonstrably willful and deliberate on the executive officer’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company (or its affiliates) and such breach is not remedied by the executive officer in a reasonable period of time after receipt of written notice from the Company specifying such breach; (2) the commission by the executive officer of a felony (in certain cases defined as a felony involving moral turpitude); or (3) dishonesty or willful misconduct in connection with the executive officer’s employment.

Severance Benefits upon Termination without Cause or for Good Reason

Subject to his or her execution of a release of claims against the Company and its affiliates, if the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason, the executive will be entitled to receive, subject to the terms of the applicable agreement,12 months of base salary at the rate in effect as of the date of termination, other than for Mr. Griffith, who is entitled to a payment equal to two times the sum of his base salary plus Annual Bonus (as defined in his Executive Severance Agreement), paid in installments over 24 months, and Mr. Gray who is entitled to a payment equal to his base salary plus Annual Bonus over 12 months.    Ms. Hong’s executive severance agreement provides that if she is terminated without cause or resigns for good reason within two years of commencing employment, she will be entitled to 24 months of salary continuation; thereafter she would be entitled to 12 months of salary continuation. In the event the termination occurs in contemplation of or within two years after a Change in Control of the Company (as defined in the Executive Severance Agreement) Mr. Griffith’s severance payment is increased to two and one half times the sum of his base salary plus Average Bonus, paid in installments over 30 months, and Mr. Gray is entitled to receive an amount equal to two times his base salary plus Average Bonus over a period of 24 months.

The executives are entitled to receive continuation of the active medical and dental coverage that the named executive officer was eligible to participate in prior to the end of employment during the salary continuation period, provided that if the executive becomes eligible to participate in another medical or dental benefit plan through another employer or spousal plan during such period, the executive will be required to pay the full premium applicable to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

The executives also are entitled to reasonable outplacement services, mutually agreed to by the Company and the named executive officer, for a period of up to 12 months or until subsequent employment is obtained, whichever occurs first.

All named executive officers are entitled to a lump sum payment of unused vacation pay benefits granted to the named executive officer prior to his or her termination date.

Other Terms of Severance Agreements

An eligible named executive officer will not be entitled to a severance payment under the severance agreements in the event of termination for Cause or voluntary termination.

Under the severance agreements, the named executive officers agree to, and payments under the agreements are subject to, non-disclosure of confidential information (two years), non-disparagement (two years), non-solicitation (18 months) and non-compete (generally 12 months, where permissible under applicable state law, and subject to waiver by the Company; 24 months in the case of Mr. Griffith) covenants, as well as a release of liability for certain claims against the Company.

The severance agreements do not provide for payments to the participating named executive officers upon termination of employment due to death, disability or retirement. The Company’s incentive programs and/or award agreements thereunder provide for eligibility to receive payments or vesting of awards upon the death or disability of named executive officers (and in certain cases, upon termination of employment by the Company without Cause or by the executive for Good Reason) as provided below.

Named executive officers are not entitled to any “golden parachute” excise tax gross-up payments under any plan or agreement with the Company.

Payments Pursuant to Incentive Compensation Programs

As described under “ —Compensation, Discussion and Analysis” above, the Company provides annual and long-term incentive awards to our named executive officers. Payments under these programs for termination of employment are treated as described below.

Annual Incentive Plan. Generally, if a participant in the AIP voluntarily terminates employment (for any reason other than disability) or is involuntarily terminated for any reason (other than death) prior to the payment date for an AIP award, he or she will forfeit his or her AIP award, except as prohibited by law. In the event of death or disability, the named executive officer will be entitled to a pro-rated payment through the termination date if the financial criteria under the AIP are satisfied. In the case of each of Mr. Griffith and Mr. Gray, per each individual’s Executive Severance Agreement, in the event his employment is terminated without Cause or he terminates his employment for Good Reason, within the last six months of a fiscal year, he will be entitled to a pro rata bonus that would otherwise be payable under the Company’s AIP for such fiscal year based on actual results from the fiscal year. Under the terms of Mr. Gooch’s employment letter with the Company, any incentive award payable to him with respect to a fiscal year will be paid if his employment is terminated without Cause or he terminated his employment for Good Reason or as a result of his death or disability following the end of the applicable fiscal year and prior to payment under the AIP by the Company.

LTIP. If any named executive officer voluntarily terminates employment (for any reason other than disability) or is involuntary terminated for any reason (other than death), he or she will forfeit his or her awards under the LTIP, except as prohibited by law. In the event of death or disability, he or she will be entitled to a pro-rated payment through the termination date if performance under the LTIP, as of the termination date, equals or exceeds the applicable performance targets and the named executive officer was a participant in the 2015 LTIP, 2016 LTIP or the 2017 LTIP (as the case may be) for at least 12 months of the performance period.

2014 Stock Plan Awards. Generally, if any named executive officer voluntarily terminates employment (for any reason other than disability) or is involuntary terminated for any reason (other than death) he or she will forfeit any awards made under the 2014 Stock Plan. Following the 12-month anniversary of the grant date of his or her award, if any named executive officer’s employment is terminated because of (1) death, the unvested portion of his or her award will vest on a pro-rated basis through the date of death, payable in cash to his or her estate, or (2) disability, the unvested portion of his or her award will vest on a pro-rated basis through the date of termination.    While no awards had been made under the 2017 Stock Plan as of February 2, 2018, the 2017 Stock Plan has substantially similar provisions.

Provisions in Equity Awards. Under the terms of the grant agreements governing Mr. Griffith’s and Mr. Gray’s sign-on RSUs and sign-on stock options, in the event of termination by the Company without Cause or termination by the executive without Good Reason, or in the case of death or disability, 50% of any then unvested sign-on RSUs will vest (and in the case of a qualifying termination after the third anniversary of the grant date, the final tranche of sign-on RSUs will vest in full) and 100% of any unvested sign-on stock options will vest. Under the award agreements that govern Mr. Gooch’s sign-on awards of RSUs, unvested time-based RSUs will vest upon any separation from service other than by the Company for Cause or by the executive without Good Reason. The RSUs awarded to Mr. Gooch in December 2016 will vest in full if his employment is terminated without Cause by the Company.

2014 Stock Plan Change in Control Provision. The 2014 Stock Plan, which governs the RSU awards discussed above, provides that, except to the extent specified in the applicable award agreement, upon a change in control involving the Company, any non-vested portion of a named executive officer’s award will fully vest in the event that either (1) the surviving, continuing, successor, or purchasing entity fails to assume or continue the Company’s rights and obligations under such award or fails to provide the participant with a substantially equivalent award, or (2) the participant’s employment is terminated within 18 months following the change in control on account of a termination by the Company (or any acquiring entity) for any reason other than Cause or on account of a named executive officer’s resignation for Good Reason. While no awards had been made under the 2017 Stock Plan as of February 2, 2018, the 2017 Stock Plan has substantially similar provisions.

Potential Payments upon Termination of Employment

The tables below summarize the potential payouts to the named executive officers (other than Mr. Boitano, Ms. Gebhardt and Mr. Hyatt) for the termination events described above. The amounts shown in the following tables assume that the termination of employment occurred on February 2, 2018.

	Severance Pay(a)	Bonus Payment(b)	Continuation Medical/ Welfare Benefits(c)	Unused Vacation	Outplacement	Accelerated Vesting(d)	Total
Jerome S. Griffith
Termination for Good Reason	$3,800,000	$950,000	$19,792	—	$8,000	$1,917,646	$6,695,438
Termination without Cause	$3,800,000	$950,000	$19,792	—	$8,000	$1,917,646	$6,695,438
Termination with Cause	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—
Termination due to Disability	—	—	—	—	—	$1,917,646	$1,917,646
Termination due to Retirement	—	—	—	—	—	—	—
Termination due to Death	—	—	—	—	—	$1,917,646	$1,917,646
Termination after Change in Control	$4,750,000	$950,000	$24,740	—	$8,000	$2,558,839	$8,291,579

	Severance Pay(a)	Bonus Payment(b)	Continuation Medical/ Welfare Benefits(c)	Unused Vacation	Outplacement	Accelerated Vesting(d)	Total
James F. Gooch
Termination for Good Reason	$640,000	—	$14,543	$33,231	$8,000	$504,387	$1,200,161
Termination without Cause	$640,000	—	$14,543	$33,231	$8,000	$504,387	$1,200,161
Termination with Cause	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—
Termination due to Disability	—	—	—	—	—	$651,854	$651,854
Termination due to Retirement	—	—	—	—	—	—	—
Termination due to Death	—	—	—	—	—	$651,854	$651,854
Termination after Change in Control	$640,000	—	$14,543	$33,231	$8,000	$737,877	$1,433,651

	Severance Pay(a)	Bonus Payment(b)	Continuation Medical/ Welfare Benefits(c)	Unused Vacation	Outplacement	Accelerated Vesting(d)	Total
Peter L. Gray
Termination for Good Reason	$875,000	$375,000	$14,543	$28,846	$8,000	$370,450	$1,671,839
Termination without Cause	$875,000	$375,000	$14,543	$28,846	$8,000	$370,450	$1,671,839
Termination with Cause	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—
Termination due to Disability	—	—	—	—	—	$370,450	$370,450
Termination due to Retirement	—	—	—	—	—	—	—
Termination due to Death	—	—	—	—	—	$370,450	$370,450
Termination after Change in Control	$1,750,000	$375,000	$29,087	$28,846	$8,000	$555,683	$2,746,616

	Severance Pay(a)	Bonus Payment(b)	Continuation Medical/ Welfare Benefits(c)	Unused Vacation	Outplacement	Accelerated Vesting(d)	Total
Gill Hong
Termination for Good Reason	$900,000	—	$9,896	$34,615	$8,000	—	$952,511
Termination without Cause	$900,000	—	$9,896	$34,615	$8,000	—	$952,911
Termination with Cause	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—
Termination due to Disability	—	—	—	—	—	—	—
Termination due to Retirement	—	—	—	—	—	—	—
Termination due to Death	—	—	—	—	—	—	—
Termination after Change in Control	$900,000	—	$9,896	$34,615	$8,000	$107,221	$1,059,733

	Severance Pay(a)	Bonus Payment(b)	Continuation Medical/ Welfare Benefits(c)	Unused Vacation	Outplacement	Accelerated Vesting(d)	Total
Kelly Ritchie
Termination for Good Reason	$394,000	—	$9,896	$37,885	$8,000	—	$449,781
Termination without Cause	$394,000	—	$9,896	$37,885	$8,000	—	$449,781
Termination with Cause	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—
Termination due to Disability	—	—	—	—	—	$102,008	$102,008
Termination due to Retirement	—	—	—	—	—	—	—
Termination due to Death	—	—	—	—	—	$102,008	$102,008
Termination after Change in Control	$394,000	—	$9,896	$37,885	$8,000	$275,291	$725,072

(a)	These amounts represent salary continuation and bonus payments (as applicable), without reduction by the amount of fees, salary, wages or any other form of compensation that the officer may earn from a subsequent employer or through self-employment during the salary continuation period, where applicable.
(b)	Represents pro rata bonus, assuming full payment and termination at conclusion of performance period.
(c)	These amounts represent the continuation of the health and welfare benefits in which each named executive officer was enrolled on February 2, 2018, assuming that the officer continues to participate in these plans for 12 months thereafter.
(d)	The amounts shown are based on the value of a share of the Company’s common stock of $16.30, the closing price per share on February 2, 2018. With respect to the amounts shown as a result of a Termination after Change in Control, assumes the named executive officer’s employment is terminated on February 2, 2018 within 18 months following a “Change in Control” (as defined in the 2014 Stock Plan) due to termination by the Company (or any acquiring entity) for any reason other than Cause or on account of the officer’s resignation for Good Reason.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees (other than our CEO) and the annual total compensation of Mr. Jerome S. Griffith, Chief Executive Officer and President (the “CEO”):

For fiscal year 2017:

•	the median of the annual total compensation of our employees (other than our CEO) was $23,073; and

•	the annual total annualized compensation of the CEO for purposes of determining the CEO pay ratio was $7,355,097.

Based on this information, for fiscal year 2017, the ratio of the annual total compensation of Mr. Griffith, our CEO, to the median of the annual total compensation of all employees was estimated to be 319 to 1. Mr. Griffith commenced employment with the Company in March 2017. As a result, included in Mr. Griffith’s 2017 total compensation are what the Company expects to be one-time components of compensation in connection with his commencement of employment, including new hire inducement RSU and non-qualified option grants, relocation expenses and reimbursement of attorney fees, which one-time new hire compensation elements in the aggregate totaled $4,707,958. Excluding these one-time new hire compensation elements for fiscal year 2017, Mr. Griffith’s annual total compensation would be $2,647,139 and the ratio of the annual total compensation of Mr. Griffith to the median total compensation of all employees would be 115 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

We determined that, as of January 20, 2018, our employee population for purposes of determining our median employee consisted of approximately 4,927 individuals globally (4,308 employees in the United States, 272 employees in Germany and 347 employees in the United Kingdom). In determining our employee population as of such date, we excluded less than 5% of our total global workforce (approximately 226 employees, comprised of 216 employees in Japan and 10 employees in France) from the identification of the “median employee,” as permitted by the de minimis exemption under SEC rules.

Mr. Griffith began as CEO on March 6, 2017 and served all but 37 days as the CEO during fiscal year 2017. His annualized wages, rather than combining the compensation provided to each person who served as CEO or interim CEO during fiscal year 2017, were used to determine CEO total compensation, as permitted by SEC rules. Mr. Griffith’s annualized compensation in this pay ratio disclosure differs from that in the Summary Compensation Table in that the compensation reflected in the Pay Ratio annualized his base pay compensation and non-equity incentive compensation. All other aspects of his compensation, such as relocation and other executive perquisites, are consistently reflected.

We selected January 20, 2018, as the date upon which we would identify the “median employee”. We picked January 20, 2018 as the date to identify the median employee because it was within the last three months of our fiscal year and because the disparate impact of seasonal employees would be minimized. To identify the “median employee” from our employee population, we collected actual base salary or base wages and any overtime paid, using wages as reported on Form W-2 for 2017 (or the equivalent for non-U.S. employees), along with any bonus paid, during 2017. There were 20 employees who commenced employment between December 31, 2017 and the determination date of January 20, 2018. These employees were included in identifying the median employee but their compensation pursuant to the foregoing methodology was $0.

We used the currency exchange rate in effect in January 2018 for the United Kingdom and Germany to convert foreign wages to U.S. dollars. The median employee was a part-time, non-benefitted employee.

ITEM 2. ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

As described in detail under the heading “—Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement, we seek to link a significant portion of the compensation of our named executive officers with the Company’s performance. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term financial goals, while minimizing excessive risk taking in the short term. We believe that our compensation program is strongly aligned with the long-term interests of our stockholders. We urge you to read the Compensation Discussion and Analysis section of this Proxy Statement for additional details on our executive compensation programs, including our compensation philosophy and objectives and the compensation of our named executive officers during fiscal year 2017.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory and is not binding on the Company, our Board, or the Compensation Committee of the Board. However, the Board and Compensation Committee value the opinions expressed by our stockholders in their voting on this proposal and will consider the outcome of the voting when making future compensation decisions and policies regarding our named executive officers.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

ITEM 3. ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE VOTES REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to vote, on a non-binding advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC, which we refer to as an “advisory vote on executive compensation”. By voting with respect to this Item 3, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board has determined that an annual advisory vote on executive compensation will allow our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies, and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company’s efforts to engage in a dialogue with our stockholders on executive compensation and corporate governance matters. We currently hold a stockholder advisory vote on executive compensation yearly.

The Company recognizes that the stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation.

This vote is advisory and not binding on the Company or our Board in any way.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board.

THE BOARD RECOMMENDS THAT YOU VOTE TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR.

ITEM 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Item 4 is the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending February 1, 2019. Representatives of Deloitte will be present at the Annual Meeting. They will be available to respond to your questions and may make a statement if they so desire.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018.

Independent Registered Public Accounting Firm Fees

The following table shows the fees paid or accrued by the Company and its subsidiaries for the audit and other services provided by Deloitte and its affiliates for each of the past two fiscal years.

	Fiscal Year 2017	Fiscal Year 2016
Audit Fees(1)	$1,279,312	$1,350,819
Audit-Related Fees	—	—
Tax Fees(2)	124,800	33,900
All Other Fees	—	—

Total	$1,404,112	$1,384,719

(1)	Audit Fees represent fees for professional services provided in connection with the audit of the Company’s consolidated financial statements, review of interim financial statements, statutory audits, and other SEC matters.
(2)	Tax Fees consist of fees billed for professional services rendered for tax compliance and consulting services related to research and development credit studies and tax planning.

The Audit Committee must pre-approve all engagements of our independent registered public accounting firm as required by its charter and the rules of the SEC. For each fiscal year, the Audit Committee approves an annual estimate of fees for engagements, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. In addition, the Audit Committee evaluates known potential engagements of the independent registered public accounting firm, including the scope of the proposed work to be performed and the proposed fees, and approves or rejects each service. Management may present additional services for approval at subsequent committee meetings. The Audit Committee has delegated to the Audit Committee Chair the authority to evaluate and approve engagements with related fees of up to $100,000 on behalf of the Audit Committee in the event a need arises for pre-approval between Committee meetings and in the event the engagement for services was within the annual fee estimate but not specifically approved. If the Chair so approves any such engagements, he will report that approval to the full Audit Committee at its next meeting.

All of the audit, audit-related and tax services provided by Deloitte, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates, were pre-approved in accordance with the Audit Committee’s policies and procedures.

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s system of internal controls, the presentation and disclosure in the Company’s financial statements, which will be provided to our stockholders and others, and the overall audit process. All members of the Audit Committee meet the criteria for independence applicable to audit committee members under the Nasdaq listing rules. The Audit Committee Charter complies with the Nasdaq listing rules.

Management is responsible for the financial reporting process, including its internal control over financial reporting, and for the preparation of its consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting, and expressing opinions on (i) the conformity of the financial statements with GAAP; and (ii) the effectiveness of the internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the financial statements or guarantee the independent registered public accounting firm’s report. The Audit Committee relies, without independent verification, on the information provided to it, including representations made by management and the independent registered public accounting firm, including its audit report.

The Audit Committee discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board AS 1301, Communications with Audit Committees. The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence. The Audit Committee reviewed and discussed the audited financial statements of Lands’ End, Inc. for the fiscal year ended February 2, 2018 with management and Deloitte. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements of Lands’ End, Inc. be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended February 2, 2018.

Audit Committee

John T. McClain, Chair
Robert Galvin
Josephine Linden
Jignesh Patel

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Review and Approval of Transactions with Related Persons

In November 2016, the Board established the Related Party Relationships Committee, which has the responsibility for reviewing potential related party transactions; material amendments to, or modifications, terminations or extensions of agreements involving related party transactions, and the Company’s guidelines and policies with regard to related party transactions generally.

The Related Party Relationships Committee has the authority to retain independent legal counsel and such other advisors, including independent financial advisors, to advise it and assist it in connection with fulfilling its duties. The Related Party Relationships Committee (or, if applicable, a special committee of the Board composed of directors who are independent and disinterested with respect to the proposed transaction) also has the authority to negotiate the terms on behalf of the Company of any related party transaction.

The Board has adopted a written Related Party Transactions Approval Policy that, in conjunction with Related Party Relationships Committee’s charter, governs the Related Party Relationships Committee’s practices with respect to related party transactions. In evaluating any related party transaction, the Related Party Relationships Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company or its subsidiaries than would be obtained in a comparable arm’s-length transaction and the extent of the related person’s interest in the transaction.

The related party transactions described in this proxy statement have been approved or ratified by the Related Party Relationships Committee.

Our Relationship with Sears Holdings

Since the Separation, Lands’ End has operated separately from Sears Holdings as an independent public company. Prior to the Separation, we were a wholly owned subsidiary of Sears Holdings. In addition, one of our stockholders, ESL Investments, Inc., together with related entities as a group, currently beneficially owns a majority of our outstanding common stock and a majority of Sears Holdings’ outstanding common stock. Accordingly, Sears Holdings is considered a related party both prior to and subsequent to the Separation.

Prior to the Separation, we entered into certain agreements with Sears Holdings or its subsidiaries to effect the Separation and to provide a framework for our relationship with Sears Holdings after the Separation, as well as to provide for the allocation between us and Sears Holdings of Sears Holdings’ assets, employees, liabilities and obligations (including its investments, property and tax-related assets and liabilities) attributable to periods prior to, at and after the Separation. The following is a summary of the material terms of the agreements by and between the Company and Sears Holdings or its subsidiaries, which relate to any transaction over $120,000 that has occurred since January 27, 2017. When used in this section, “Separation date” refers to April 4, 2014, the date on which Sears Holdings distributed our common stock to the holders of Sears Holdings common stock. The summary of the agreements is qualified in its entirety by reference to the full text of the applicable agreements filed as exhibits to our SEC reports.

Separation and Distribution Agreement

In connection with the Separation, we entered into a separation and distribution agreement with Sears Holdings that governed our separation from Sears Holdings. It also sets forth other agreements that govern certain aspects of our relationship with Sears Holdings following the Separation. Each party is obligated to indemnify the other for all liabilities (including third-party claims) actually incurred or suffered by the other relating to their respective assumed liabilities (and related guarantees, indemnification or contribution obligations), breaches of the separation and distribution agreement and certain ancillary agreements and untrue statements or omissions of material facts relating to its respective disclosures relating to the Separation. Lands’ End also is obligated to indemnify Sears Holdings for liabilities relating to any Lands’ End-branded gift card.

Tax Sharing Agreement

Lands’ End and Sears Holdings are party to a tax sharing agreement, which generally governs Sears Holdings’ and Lands’ End’s respective rights, responsibilities and obligations after the Separation with respect to liabilities for U.S federal, state, local and foreign taxes attributable to the Lands’ End business. In addition to the allocation of tax liabilities, the tax sharing agreement addresses the preparation and filing of tax returns for such taxes and disputes with taxing authorities regarding such taxes. Generally, Sears Holdings is liable for all pre-Separation U.S. federal, state and local taxes, other than non-income taxes that are accrued and unpaid as of the Separation date. Lands’ End generally is liable for all other taxes attributable to its business, including all foreign taxes. Under the tax sharing agreement, there are restrictions on the ability of the parties to take actions that could cause the Separation to fail to qualify for tax-free treatment under the Code. These restrictions may prevent each party from entering into transactions that might be advantageous to the parties or their stockholders.

Master Lease Agreement and Master Sublease Agreement

Lands’ End and Sears, Roebuck and Co. (“Sears Roebuck”), a subsidiary of Sears Holdings, are party to a master lease agreement and a master sublease agreement pursuant to which Sears Roebuck or one of its affiliates leases or subleases to us the premises for the Lands’ End Shops at Sears. The master lease agreement and master sublease agreement, as applicable, set forth the terms and conditions on which we are permitted to occupy certain space within the Sears stores in order to operate our Lands’ End Shops at Sears. The agreements provide us rights to use the space in which our stores operate and we pay rent directly to Sears Roebuck or one of its affiliates. The length of the term of each lease was determined separately for each Lands’ End Shop at Sears we operate. Most of the leases had an initial term of four to six years from the date of the Separation, although a portion of the leases have shorter terms. Of the 49 leases that otherwise would have expired in fiscal year 2017, 35 have been renewed for one year. As of February 2, 2018, we leased 174 Lands’ End Shops at Sears, and our lease for 94 locations will expire on January 31, 2019 and our lease for 80 locations will expire on January 31, 2020. Sears Roebuck or one of its affiliates have certain rights to relocate our leased premises within the building in which such premises are located, subject to certain limitations, including our right to terminate the applicable lease by written notice within 30 days of receiving notice of relocation if we are not satisfied with the new premises. In the event of such relocation, Sears Roebuck or one of its affiliates will pay our reasonable moving expenses. Sears Roebuck may terminate without liability the lease with respect to a particular Lands’ End Shop if the overall Sears store in which such Lands’ End Shop is located is closed or sold, subject to Sears Roebuck providing at least 90 days prior written notice. We are not permitted to assign or sublease the leased premises. On February 1, 2018, Sears Operations, LLC and the Company entered into a Master Sublease Agreement (the “2018 Master Sublease”) which governs certain leases that expired under the initial sublease.    The terms of the 2018 Master Sublease are substantially identical as the master sublease entered into at the time of the Separation. The Company operated 174 Lands’ End Shops at Sears on February 2, 2018, compared to 216 Lands’ End Shops at Sears on January 27, 2017. The estimated total rent (assuming no early terminations or renewals) for the Lands’ End Shops at Sears locations is expected to be approximately $16.8 million in fiscal year 2018 and $8.4 million in fiscal year 2019.

Lands’ End Shops at Sears Retail Operations Agreement

Lands’ End and Sears Roebuck are party to a Lands’ End Shops at Sears retail operations agreement to support our Lands’ End Shops at Sears. Pursuant to the retail operations agreement, a subsidiary of Sears Holdings provides us with certain retail operation support services, including providing sales and floor support personnel, access to point-of-sale and other information technology systems, logistics and warehousing support and other support services, for which Lands’ End pays to Sears Roebuck the fees specified in the agreement. Lands’ End’s existing field management oversees Lands’ End Shops at Sears and Lands’ End Inlet store operations. Each party is obligated to indemnify the other against third-party claims relating to certain infringement or misconduct, and in the case of Lands’ End, in certain respects relating to the Lands’ End Shops at Sears, Lands’ End merchandise and intellectual property rights. The retail operations agreement terminates with respect to individual Lands’ End Shops at Sears upon expiration or termination of their respective leases or closure of the associated Sears Holdings store location. Sears Roebuck may terminate the retail operations agreement in the event of an uncured breach by Lands’ End of that agreement or of certain other agreements entered into by Lands’ End and various Sears Holdings’ affiliates in conjunction with the Separation.

Shop Your Way Retail Establishment Agreement

Lands’ End and SHMC are party to a Shop Your Way retail establishment agreement that governs our participation in the Shop Your Way program. Under this agreement, SHMC issues rewards points to Shop Your Way members when they purchase program-eligible merchandise and services from us and we accept rewards points redemptions from members as full or partial payment for eligible merchandise and services purchased from us. We pay SHMC an agreed-upon fee for points issued in connection with the purchase of program-eligible merchandise and service from us and, depending on the applicable burn rate for the quarter (i.e., ratio of points redeemed in Lands’ End formats to points issued in Lands’ End formats in the previous 12 months), we pay additional fees to SHMC or SHMC reimburses fees to us for points redeemed in Lands’ End formats, as set forth in the agreement. At our election, SHMC will provide us program-related marketing and analytic services. Lands’ End and SHMC jointly own transaction information related to purchases made by Shop Your Way members in Lands’ End formats, while all information relating to members of the program and the program itself are owned by SHMC. We are permitted to engage in promotional, marketing, loyalty or other similar activities outside the Shop Your Way program so long as such activities do not conflict with, and are not promoted in the aggregate more prominently or comprehensively than, the Shop Your Way program. Each party is obligated to indemnify the other against third-party claims, including relating to negligence, recklessness or willful misconduct, breach of agreement, fraud, acts or omissions requested by the other party, or intellectual property violating or infringing the rights of a third party.

The agreement, as amended to date, expired on April 4, 2018, and the parties are currently discussing a further extension. Either party may terminate the agreement for a material breach that is not cured within 30 days of receipt of notice by the breaching party and SHMC may terminate the agreement for cause if Lands’ End fails to accept certain complying changes to the program or if a prohibited stockholding change of Lands’ End occurs.

Financial Services Agreement

Lands’ End and SHMC are party to a financial services agreement pursuant to which Sears Holdings provides us with certain payment processing support services, including store credit services for our Lands’ End at Sears locations, at the fees for which Sears Holdings receives such services from certain third-party providers. The financial services agreement may be terminated by either party for convenience upon 45 days’ written notice or for a material breach that is not cured within 30 days of receipt of notice by the breaching party; provided that if SHMC terminates solely for convenience, then Lands’ End will have up to a year to transition to a new processor. SHMC may also, in its sole discretion, terminate or modify on (if reasonably practicable) 30 days’ prior written notice any service related to credit card or debit card processing if the applicable card issuer or processor determines that Lands’ End is not entitled to process credit or debit payments or has breached the applicable processing agreement.

Buying Agency Agreements

Lands’ End and Sears Holdings Global Sourcing, Ltd. (“SHGS”), a wholly owned subsidiary of Sears Holdings, were parties to a buying agency agreement (the “SHGS Agreement”) pursuant to which SHGS provided us with certain foreign buying office support services, on a non-exclusive basis, including vendor selection and screening, contract negotiation support and quality control services. SHGS received a fee equal to a certain percentage of the price of goods sourced with the assistance of SHGS. We were required to pay annual minimum commissions to SHGS during the term of the agreement. The initial term of the buying agency agreement ended on January 31, 2016 and the extended term of the agreement expired as of March 31, 2016.

Effective July 11, 2016, the Company entered into a successor buying agency agreement with International Sourcing & Logistics, a subsidiary of Sears Holdings, under terms that are consistent with the description of the SHGS Agreement herein, which has been amended to provide different lower minimum purchase commitment and lower commission structures and extended to expire June 30, 2020.

Lands’ End is obligated to indemnify SHGS from liabilities for third-party claims arising from the buying agency agreement, except to the extent that the claims are found to have resulted from SHMC’s negligence or breach of the agreement. SHGS is obligated to indemnify Lands’ End from liabilities for third-party claims that result from SHGS’s negligence or from infringement of an SHGS copyright or trade secret, except to the extent that the claims are found to have resulted from Lands’ End’s negligence, breach of the agreement, or, with respect to infringement claims, from Lands’ End’s unauthorized use or distribution of the property.

Subject to certain exceptions, the buying agency agreement provides that neither party will be liable to the other for any special, indirect, incidental or consequential damages. SHGS’s sole liability for any errors and omissions in the services under the buying agency agreement is limited to the aggregate commissions it received under the agreement during the six months prior to the date the claim arose.

Lands’ End Business Outfitters Sales

The Company sells uniforms and work-related clothing to Sears Holdings from time to time.

Term Loan Facility

During fourth quarter 2016 and the first quarter of 2017, affiliates of ESL Investments, Inc. acquired, in the aggregate, a $14.7 million principal amount interest in a third-party lender’s rights and obligations in the Company’s senior secured term loan facility that was entered into in connection with the Separation, and earned an aggregate of approximately $158,000 in interest under the facility in fiscal year 2017. The position was divested during the second quarter of 2017.

Call Center Services

SHMC contracted with Lands’ End to have Lands’ End provide certain call center services in support of the Shop Your Way program in exchange for certain fees based on the types of services provided. These fees include charges for handling inbound and outbound phone calls, certain email and regular mail contacts, personnel training fees, online chat engagement and setup and execution of certain outbound call programs. The agreement expired on April 30, 2017.

Each party is obligated to indemnify the other against third-party claims arising out of a party’s negligence or willful misconduct, breach of the agreement, infringement of intellectual property or breach of law and related claims and legal proceedings.

Sears Marketplace—Local Marketplace—MyGofer Fulfilled By Merchant (FBM) Seller Agreement

SHMC and Lands’ End are parties to a marketplace agreement that governs the terms and conditions under which Lands’ End may sell products through certain Sears Holdings websites in exchange for a commission payable to SHMC in the amount of 15% of the sales price of goods sold.

Each party is obligated to indemnify the other against third-party claims including those arising out of injury to person or property, hiring and employment disputes, breach of the agreement or of law and related claims and legal proceedings. This agreement continues until terminated by either party with 30 days’ prior written notice to the other party. Upon termination, SHMC will refund to Lands’ End any pro-rated monthly fees collected.

Gift Card Services Agreement

Lands’ End and SHC Promotions LLC (“SHCP”), a wholly owned subsidiary of Sears Holdings, are parties to a gift card services agreement pursuant to which SHCP provides certain services relating to the issuance, use and settlement of gift cards and gift certificates to Lands’ End. The gift card services agreement was amended in connection with the Separation, and provides for, among other things, arm’s-length pricing based on a mutually beneficial arrangement for both parties, with selling fees of 1% and redemption fees of 3% for SHCP gift cards issued prior to the Separation; cross selling of Lands’ End and SHCP logo cards (with cash and related liabilities transferred to the ultimate obligor); and cross redemption of Lands’ End and SHCP logo cards (with cash and related liabilities transferred to the redeeming party’s books). Under the separation and distribution agreement, Lands’ End also is obligated to indemnify Sears Holdings for all liabilities relating to any Lands’ End-branded gift card. The issuance services may be terminated by either party for convenience with 30 days’ prior written notice, upon which the other services (excluding certain obligations relating to Lands’ End offering gift cards and gift certificates for sale and redemption) provided for under the gift card services agreement would continue until the earlier of 12 months from termination or the date upon which all activated Lands’ End-branded gift cards have been redeemed. The parties may agree to discontinue redeeming each other’s gift cards, provided that consumer notices will be posted for a period of time prior to discontinuance.

Fiscal 2017 Amounts Paid to and Received from Sears Holdings

Amounts due to or from Sears Holdings and its subsidiaries are non-interest bearing, and generally settled on a net basis. Total expenses charged by Sears Holdings to the Company relating to Lands’ End Shops at Sears, including for rent, labor, financial services and supply chain services, were $47.2 million in fiscal year 2017. Total expenses charged by Sears Holdings to the Company for general corporate services, including for sourcing, Shop Your Way and shared services, were $11.5 million in fiscal year 2017. These amounts exclude pass-through amounts paid to Sears Holdings or its subsidiaries in satisfaction of the Company’s payment obligations to third parties under contracts shared with Sears Holdings or its subsidiaries. Total amounts charged by the Company to Sears Holdings for the use of intellectual property or services, including call center services, uniform revenue, credit card revenue, royalty income and gift card expense, were $3.4 million in fiscal year 2017. During fiscal year 2017, Sears Holdings and its subsidiaries also paid the Company approximately $1.4 million for inventory sold to Kmart, for sale at a Kmart location.

OTHER INFORMATION

Other Business That May Come Before the Meeting

Our management does not intend to bring any other business before the Annual Meeting for action and has not been notified of any other business proposed to be brought before the Annual Meeting. However, if any other business should be properly presented for action, it is the intention of the persons named on the proxy card to vote in accordance with their judgment on such business.

2019 Annual Meeting of Stockholders

Procedures for Submitting Stockholder Proposals

If you would like to include a stockholder proposal in the proxy statement for our 2019 Annual Meeting of Stockholders, your stockholder proposal must satisfy the rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting and it must be delivered to the Company not later than December 7, 2018. However, if the date of our 2019 Annual Meeting changes by more than 30 days from the date that is the first anniversary of our 2018 Annual Meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials for the 2019 Annual Meeting.

If you would like to submit a stockholder proposal for our 2019 annual meeting of stockholders (“2019 Annual Meeting”) and you do not require that the proposal be included in the Company’s proxy materials, you must notify the Company of such proposal not later than the close of business on the 90th day, and not earlier than the close of business on the 120th day, prior to the first anniversary of the date of the 2018 Annual Meeting. However, if the date of the 2019 Annual Meeting is more than 30 days before, or more than 70 days after, the anniversary date, you must notify the Company of such proposal not earlier than the close of business on the 120th day prior to the 2018 Annual Meeting and not later than the close of business on the later of the 90th day prior to the Annual Meeting or the 10th day following the day on which the Company first makes a public announcement of the date of the 2019 Annual Meeting. Your notice must also include the information required by our Bylaws.

All stockholder proposals must be delivered to the Company at the following address: Lands’ End, Inc., 1 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attention: General Counsel and Corporate Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and the beneficial holders of more than 10% of our common stock to file reports of ownership and changes in ownership with respect to our common stock with the SEC and to furnish copies of these reports to Lands’ End. Based on a review of these reports and written representations from our directors and executive officers that no other reports were required, all Section 16(a) filing requirements were met on a timely basis during fiscal year 2017, other than a Form 4 for Robert Bowman reporting one transaction, which was due on August 15, 2017 and filed on August 22, 2017.

Solicitation of Proxies

The proxies are solicited by our Board of Directors. We will pay the cost to solicit proxies. Directors and officers of the Company and employees of its affiliates may solicit proxies either personally or by telephone, facsimile transmission or through the Internet.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2018, including the financial statements and schedules and a list of all exhibits, will be supplied without charge to any stockholder upon written request sent to Lands’ End, Inc., Law Department, 1 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attn: General Counsel and Corporate Secretary. You may also view the Annual Report on Form 10-K on-line at the SEC website at www.sec.gov or on our website at www.landsend.com under the heading Investor Relations and the subheading Financials & Filings.

Other Matters

The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy will vote the shares they represent in accordance with the recommendation of the Board of Directors.

IMPORTANT

The interest and cooperation of all stockholders in the affairs of Lands’ End are considered to be of the greatest importance by Lands’ End. Even if you expect to attend the Annual Meeting, it is requested that, whether your share holdings are large or small, you promptly vote by telephone, through the Internet or by mail (if you received your proxy materials by mail).

LANDS’ END, INC. 1 LANDS’ END LANE DODGEVILLE, WISCONSIN 53595 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E42643-P05917 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY LANDS’ END, INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 01) Robert Galvin 02) Jerome S. Griffith 03) Elizabeth Leykum 04) Josephine Linden 05) John T. McClain 06) Jignesh Patel 07) Jonah Staw The Board of Directors recommends you vote FOR the following: For Against Abstain 2. Advisory vote to approve the compensation of our Named Executive Officers. The Board of Directors recommends you vote FOR a frequency of one year: 1 Year 2 Years 3 Years Abstain 3. Advisory vote on the frequency of holding future stockholder votes regarding the compensation of our Named Executive Officers. The Board of Directors recommends you vote FOR the following: For Against Abstain 4. Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2018. NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Yes No Please indicate if you plan to attend this meeting. Please sign exactly as your name or names appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, give full title. Joint owners should each sign personally. All holders must sign. If a corporation or a partnership, please sign in full corporate or partnership name by an authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

LANDS’ END, INC. ADMISSION TICKET You should present this admission ticket in order to gain admittance to the 2018 Annual Meeting of Stockholders. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares as of the record date. Use of cameras, recording devices and other electronics will not be permitted at the meeting. DIRECTIONS TO THE 2018 ANNUAL MEETING OF STOCKHOLDERS OF LANDS’ END, INC. Directions from Madison, Wisconsin: From US-18 W/US-151 S/Verona Rd. Merge onto US-18 W/Dodgeville Expressway via EXIT 47 toward Dodgeville/Prairie du Chien. Pass through 1 roundabout. Turn right on HWY-23, then left on King St/County Hwy-YZ. Take the 1st right onto Lands’ End Lane. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. E42644-P05917 Lands’ End, Inc. This Proxy is Solicited on Behalf of the Board of Directors of Lands’ End, Inc. May 24, 2018 The undersigned, revoking any proxy previously given, hereby appoint(s) James F. Gooch, Peter L. Gray and Bernard L. McCracken, all of whom are officers of Lands’ End, Inc., and each of them, as proxies with full powers of substitution, to vote, as directed on the reverse side of this card, all shares the undersigned is entitled to vote at the 2018 Annual Meeting of Stockholders of Lands’ End, Inc. to be held on May 24, 2018 at 9:00 a.m. Central Time, and at any adjournment or postponement of the Annual Meeting, and authorizes each proxy to vote at his discretion on any other matter that may properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting INCLUDING WITHOUT LIMITATION TO VOTE ON THE ELECTION OF SUCH SUBSTITUTE NOMINEES FOR DIRECTOR AS SUCH PROXIES MAY SELECT IN THE EVENT THAT ANY NOMINEE(S) NAMED ON THIS PROXY CARD BECOME(S) UNABLE TO SERVE AS A DIRECTOR. This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy holders on all other matters properly coming before the Annual Meeting. If no direction is made, this proxy will be voted FOR all of the Board of Directors’ nominees for election to the Board of Directors, FOR proposal 2, one year on proposal 3 and FOR proposal 4. SEE REVERSE SIDE